Exhibit 4.21

Dated 7 May 2018
KAMSARMAX TWO SHIPPING LTD
as Owner
in favour of
HSBC BANK plc
as Mortgagee
FIRST PREFERRED MARSHALL ISLANDS MORTGAGE
relating to
"EKATERINI"

Index
Clause		Page
1	Definitions and Interpretation	1
2	Covenant to Pay and Perform	2
3	Mortgage	2
4	Undertakings	3
5	Protection of Security	4
6	Enforceability and Mortgagee's Powers	5
7	Protection of Third Parties	7
8	Application of Moneys	7
9	Further Assurance	7
10	Power of Attorney	7
11	Incorporation of Facility Agreement Provisions	8
12	Total Amount	9
13	Supplemental	9
14	Changes to the Parties	9
15	Governing Law	9
16	Enforcement	10

THIS FIRST PREFERRED MORTGAGE is made on 07 May 2018
BY
(1)
KAMSARMAX TWO SHIPPING LTD, a corporation incorporated in the Republic of The Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960 (the "Owner")

IN FAVOUR OF
(2)	HSCB BANK plc, acting through its office at 8 Canada Square, London, E14 5HQ, United Kingdom (the "Mortgagee")
BACKGROUND
(A)	The Owner is the sole owner of the whole of the vessel "EKATERINI" registered under the laws and flag of the Republic of The Marshall Islands with Official Number 7847.
(B)
By the Facility Agreement the Mortgagee agreed to make available to the Owner a dollar facility in one advance in an amount not exceeding $18,400,000. The form of the Facility Agreement without attachments is annexed to this Mortgage marked "A" and shall be read together with this Mortgage.

(C)
It is a condition precedent to the availability of the Facility under the Facility Agreement that the Owner executes, delivers and records this Mortgage in favour of the Mortgagee as security for the Secured Liabilities.

(D)	This Mortgage is the Mortgage referred to in the Facility Agreement.
(E)	The Owner has authorised the execution and delivery of this Mortgage under and pursuant to Chapter 3 of Title 47 of the Marshall Islands Revised Code as amended.
OPERATIVE PROVISIONS
1	DEFINITIONS AND INTERPRETATION
1.1	Definitions
In this Mortgage:
"Facility Agreement" means the facility agreement dated 26 April 2018 referred to in Recital (B) aboveand made between (i) the Owner as borrower and (ii) the Mortgagee as lender, as the same may from time to time be amended and/or supplemented.
"Party" means a party to this Mortgage.
"Secured Liabilities" means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Owner to the Mortgagee under or in connection with the Finance Documents or any of them.
"Ship" means the vessel "EKATERINI" registered in the ownership of the Owner under the laws and flag of the Republic of The Marshall Islands under Official Number 7847 and includes its engines, machinery, boats, tackle, outfit, spare gear, fuel, consumable or other stores, belongings and appurtenances whether on board or ashore and whether owned as at the date of this Mortgage or later acquired.

1.2	Defined expressions
Defined expressions in the Facility Agreement shall have the same meanings when used in this Mortgage unless the context otherwise requires or unless otherwise defined in this Mortgage.
1.3	Application of construction and interpretation provisions of Facility Agreement
Clause 1.2 (construction) of the Facility Agreement applies to this Mortgage as if it were expressly incorporated in it with any necessary modifications.
1.4	Inconsistency between Facility Agreement provisions and this Mortgage
This Mortgage shall be read together with the Facility Agreement, but in case of any conflict between the Facility Agreement and this Mortgage, unless expressly provided to the contrary in this Mortgage, the provisions of the Facility Agreement shall prevail to the extent permitted by Marshall Islands law.
1.5	Third party rights
Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right to enforce any term of this Mortgage.
2	COVENANT TO PAY AND PERFORM
2.1	Covenant to pay
The Owner shall duly and punctually pay and discharge the Secured Liabilities in the manner provided for in the Finance Documents to which it is a party.
2.2	Covenant to perform
The Owner covenants with the Mortgagee to observe and perform all its obligations to the Mortgagee under the Finance Documents to which it is a party, other than those referred to in Clause 2.1 (Covenant to pay).
3	MORTGAGE
3.1	Mortgage
In consideration of the premises and other good and valuable consideration, the Owner grants, conveys, mortgages, pledges, confirms, assigns, transfers and sets over the whole of the Ship to the Mortgagee as a continuing security for the due and punctual payment and discharge by the Owner of the Secured Liabilities under Clause 2.1 (Covenant to pay) and the observation and performance by the Owner of all its obligations under Clause 2.2 (Covenant to perform).
3.2	Extent of property mortgaged
This Mortgage shall not cover property other than the Ship as the term "Vessel" is used in Sub division 2 of Section 308 of Chapter 3 of Title 47 of the Marshall Islands Revised Code as amended.
3.3	Void provisions
Any provision of this Mortgage construed as waiving the preferred status of this Mortgage shall, to such extent, be void and of no effect.
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3.4	Continuing and additional security
(a)	This Mortgage shall remain in force until the end of the Security Period as a continuing security and, in particular:
(i)
the Security created by Clause 3.1 (Mortgage) will extend to the ultimate balance of all sums payable by the Owner under the Finance Documents to which it is a party, regardless of any intermediate payment or discharge in whole or in part;

(ii)
the Security created by Clause 3.1 (Mortgage), and the rights of the Mortgagee under this Mortgage, are only capable of being extinguished, limited or otherwise adversely affected by an express and specific term in a document signed by or on behalf of the Mortgagee;

(iii)
no failure or delay by or on behalf of the Mortgagee to enforce or exercise a Security created by Clause 3.1 (Mortgage) or a right of the Mortgagee under this Mortgage, and no act, course of conduct, acquiescence or failure to act (or to prevent the Owner from taking certain action) which is inconsistent with such a Security or such a right shall preclude or estop the Mortgagee (either permanently or temporarily) from enforcing or exercising it.

(b)
This Mortgage is in addition to and is not in any way prejudiced by, and shall not prejudice any guarantee or other Security or any other right of recourse now or subsequently held by the Mortgagee or any right of set-off or netting or rights to combine accounts in connection with the Finance Documents.

4	UNDERTAKINGS
4.1	General
The undertakings in this Clause 4 (Undertakings) remain in force throughout the Security Period except as the Mortgagee may otherwise permit.
4.2	Insurance and Ship undertakings
The Owner shall comply with the provisions of clause 20 (insurance undertakings) and clause 21 (general ship undertakings) of the Facility Agreement, all of which are expressly incorporated in this Mortgage with any necessary modifications.
4.3	Perfection of Mortgage
The Owner shall:
(a)
comply with and satisfy all the requirements and formalities established by Chapter 3 of Title 47 of the Marshall Islands Revised Code as amended and any other pertinent legislation of the Republic of The Marshall Islands to perfect this Mortgage as a legal, valid and enforceable first preferred mortgage and maritime lien upon the Ship; and

(b)	promptly provide the Mortgagee from time to time with evidence in such form as the Mortgagee requires that the Owner is complying with paragraph (a) of this Clause 4.3 (Perfection of Mortgage).
4.4	Notice of Mortgage
The Owner shall:
(a)	carry on board the Ship with its papers a certified copy of this Mortgage and cause that certified copy of this Mortgage to be exhibited to any person having business with the Ship
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which might give rise to a lien on the Ship other than a lien for crew's wages and salvage and to any representative of the Mortgagee on demand; and
(b)
place and maintain in a conspicuous place in the navigation room and the Master's cabin of the Ship a framed printed notice in plain type in English of such size that the paragraph of reading matter shall cover a space not less than 6 inches wide and 9 inches high reading as follows:

"NOTICE OF MORTGAGE
This Vessel is covered by a First Preferred Mortgage to HSBC Bank plc under authority of Chapter 3 of Title 47 of the Marshall Islands Revised Code as amended. Under the terms of the said Mortgage neither the Owner nor any Charterer nor the Master of this Vessel nor any other person has any right, power or authority to create, incur or permit to be imposed upon this Vessel any lien whatsoever other than for crew's wages and salvage."
4.5	Negative pledge
(a)	The Owner shall not create or permit to subsist any Security over the Ship other than a Permitted Security.
(b)	Paragraph (a) above does not apply to any Permitted Security.
(c)	This Clause 4.5 (Negative pledge) is in addition to, and shall not be limited by, any provision of the Facility Agreement.
4.6	Disposals
The Owner shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of the Ship or any part of the Ship. For the avoidance of doubt this restriction does not apply to any Charter of the Ship (other than a bareboat charter which requires the Lender's consent).
4.7	Protection of Mortgagee interests
The Owner shall not enter into any transaction, or do anything, which is contrary to, or which may adversely affect, the rights of the Mortgagee under this Mortgage.
5	PROTECTION OF SECURITY
5.1	Mortgagee's right to protect or maintain security
The Mortgagee may, but shall not be obliged to, take any action which it may reasonably think fit for the purpose of protecting or maintaining the Security created or intended to be created by this Mortgage.
5.2	No obligations imposed on Mortgagee
The Owner shall remain liable to perform all obligations connected with the Ship and the Mortgagee shall not, in any circumstances, have or incur any obligation of any kind in connection with the Ship other than in accordance with this Mortgage.
5.3	Mortgagee's right to insure, repair etc.
Without limiting the generality of Clause 5.1 (Mortgagee's right to protect or maintain security), if the Owner does not comply with Clause 4 (Undertakings), the Mortgagee may:
(a)	effect, replace and renew any Insurances;
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(b)	arrange for the carrying out of such surveys and/or repairs of the Ship as it deems expedient or necessary; and
(c)
discharge any liabilities charged on the Ship, or otherwise relating to or affecting it, and/or take any measures which the Mortgagee may think expedient or necessary for the purpose of preventing its arrest and securing its release.

5.4	Release of Security
Upon repayment of the Loan together with accrued interest and all other amounts due under the Finance Documents, and subject to no Event of Default having occurred which is continuing, the Mortgagee shall, at the request and cost of the Owner, discharge this Mortgage.
6	ENFORCEABILITY AND MORTGAGEE'S POWERS
6.1	Right to enforce security
If an Event of Default occurs and is continuing and irrespective of whether a notice has been served under clause 24.21 (acceleration) of the Facility Agreement or a demand made under the Facility Agreement and without the necessity for the Mortgagee to serve any notice or take any other action or for any court order in any jurisdiction to the effect that an Event of Default has occurred or that the Security constituted by this Mortgage has become enforceable:
(a)	the Security constituted by this Mortgage shall immediately become enforceable for all purposes;
(b)	the Mortgagee shall be entitled then or at any later time or times to exercise the powers set out in Clause 6.2 (Right to take possession, sell etc.) and in any other Finance Document;
(c)
the Mortgagee shall be entitled then or at any later time or times to exercise the powers possessed by it as mortgagee of the Ship conferred by the law of any country or territory the courts of which have or claim any jurisdiction in respect of the Owner or the Ship; and

(d)
the Mortgagee shall be entitled to exercise all the rights and remedies in foreclosure and otherwise given to mortgagees by applicable law including the provisions of Chapter 3 of Title 47 of the Marshall Islands Revised Code as amended.

6.2	Right to take possession, sell etc.
If the Security constituted by this Mortgage has become enforceable, the Mortgagee shall be entitled then or at any later time or times:
(a)
to take possession of the Ship whether actually or constructively and/or otherwise to take control of the Ship wherever the Ship may be and cause the Owner or any other person in possession of the Ship forthwith upon demand to surrender the Ship to the Mortgagee without legal process and without the Mortgagee being liable for any losses caused by such actions or to account to the Owner in connection with the same;

(b)
to sell the Ship with or without prior notice to the Owner, and with or without the benefit of any Charter, by public auction or private contract at any time, at any place and upon any terms (including, without limitation, on terms that all or any part or parts of the purchase price be satisfied by shares, loan stock or other securities and/or be left outstanding as a debt, whether secured or unsecured and whether carrying interest or not) which the Mortgagee may think fit, with power for the Mortgagee to purchase the Ship at any such public auction and to set off the purchase price against all or any part of the Secured Liabilities;

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(c)
to manage, insure, maintain and repair the Ship and to charter, employ, lay up or in any other manner whatsoever deal with the Ship, upon any terms and for any period which the Mortgagee may think fit, in all respects as if the Mortgagee were the owner of the Ship and without the Mortgagee being responsible for any loss incurred as a result of or in connection with any such action;

(d)
to collect, recover and give good discharge for any moneys or claims arising in relation to the Ship and to permit any brokers through whom collection or recovery is effected to charge the usual brokerage for the same;

(e)
to take over or commence or defend (if necessary using the name of the Owner) any claims or proceedings relating to, or affecting, the Ship which the Mortgagee may think fit and to abandon, release or settle in any way any such claims or proceedings; and

(f)	generally, to enter into any transaction or arrangement of any kind and to do anything in relation to the Ship which the Mortgagee may think fit.
6.3	No liability of Mortgagee
(a)	The Mortgagee shall not be obliged to:
(i)	check the nature or sufficiency of any payment received by it or him under this Mortgage; or
(ii)	preserve, exercise or enforce any right forming part of, or relating to, the Ship.
(b)	In addition to, and without limiting, any exclusion or limitation of liability of the Mortgagee under any Finance Document, the Mortgagee shall have no liability:
(i)	for any loss caused by an exercise of, or failure to exercise, rights under or enforcement of, or failure to enforce any Security created by this Mortgage;
(ii)	as mortgagee in possession or otherwise, to account for any income or principal amount which might have been produced or realised from the Ship; or
(iii)	as mortgagee in possession or otherwise, for any reduction in the value of the Ship.
6.4	No requirement to commence proceedings
The Mortgagee will not need to commence any proceedings under, or enforce any Security created by the Facility Agreement or any other Finance Document before commencing proceedings under, or enforcing any Security created by, this Mortgage.
6.5	Prior Security
(a)	At any time after the Security created by this Mortgage has become enforceable, the Mortgagee may:
(i)	redeem any prior Security over all or any part of the Ship;
(ii)	procure the transfer of that Security to itself; and/or
(iii)	settle the accounts of any prior mortgagee, chargee or encumbrancer and any accounts so settled will be, in the absence of manifest error, conclusive and binding on the Owner.
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(b)
The Owner shall pay to the Mortgagee immediately upon demand the costs and expenses incurred by the Mortgagee in connection with any such redemption, settlement and/or transfer including the payment of any principal or interest.

7	PROTECTION OF THIRD PARTIES
No person dealing with the Mortgagee shall be concerned to enquire:
(a)	whether the rights conferred by or pursuant to any Finance Document are exercisable or have been properly exercised;
(b)	whether any Secured Liabilities remain owing;
(c)	whether any laws, directions, restrictions, consents and/or, regulations affecting the rights of the Mortgagee have been obtained or complied with; or
(d)	as to the application of any monies received by the Mortgagee.
8	APPLICATION OF MONEYS
All sums received by the Mortgagee:
(a)	in respect of a sale of the Ship;
(b)	in respect of net profits arising out of the employment of the Ship pursuant to paragraph (c) of Clause 6.2 (Right to take possession, sell etc.); or
(c)	in respect of any other transaction or arrangement under Clause 6.1 (Right to enforce security) or Clause 6.2 (Right to take possession, sell etc.), shall be held by the Mortgagee:
(i)
first, to pay or discharge any expenses or liabilities (including any interest) which have been paid or incurred by the Mortgagee or any Delegate in or in connection with the exercise of its powers under this Mortgage; and

(ii)	second, for application in accordance with clause 28.2 (application of receipts; partial payments) of the Facility Agreement.
9	FURTHER ASSURANCE
Clause 19.20 (further assurance) of the Facility Agreement applies to this Mortgage as if it were expressly incorporated in it with any necessary modifications.
10	POWER OF ATTORNEY
10.1	Appointment
The Owner, by way of security for the performance of its obligations under this Mortgage, irrevocably appoints (with full power of substitution) the Mortgagee as its attorney-in-fact:
(a)
to do all acts and execute or sign all documents which the Owner itself can do and execute in relation to the Ship including, without limitation, all acts and documents necessary to sell the Ship by such means and on such terms as the Mortgagee may determine;

(b)
to do all acts and things and execute or sign all documents which the Owner is obliged to do, execute or sign under this Mortgage and which it has failed so to do, execute or sign immediately upon the Mortgagee's first written demand

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Provided always that this power of attorney shall only be exercisable after the occurrence of an Event of Default which is continuing.
10.2	General power of attorney
The power of attorney constituted by Clause 10.1 (Appointment) shall be a general power of attorney.
10.3	Ratification of actions of attorney
The Owner ratifies and confirms, and agrees to ratify and confirm, any act, deed or document which the Mortgagee (or any delegate or substitute) reasonably does or executes pursuant to its terms.
10.4	Conclusiveness of exercise
The exercise of the power of attorney constituted by Clause 10.1 (Appointment) shall not put any person dealing with the Mortgagee (or any delegate or substitute) on enquiry whether, by its terms, the power of attorney is exercisable and the exercise by the Mortgagee (or any delegate or substitute) of its powers shall, as between the Mortgagee (or any delegate or substitute) and any third party (absent manifest error), be conclusive evidence of the Mortgagee's right (or the right of any delegate or substitute) to exercise the same.
10.5	Delegation
The Mortgagee may delegate to any person or persons all or any of the powers and discretions conferred on the Mortgagee by Clause 10 (Power of Attorney) and may do so on terms authorising successive sub-delegations.
10.6	Liability
The Mortgagee shall not be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any omission or default on the part of, any such delegate or sub-delegate.
10.7	Duration
The power of attorney constituted by Clause 10.1 (Appointment) shall be granted for the duration of the Security Period.
11	INCORPORATION OF FACILITY AGREEMENT PROVISIONS
11.1	Incorporation of specific provisions
The following provisions of the Facility Agreement apply to this Mortgage as if they were expressly incorporated in this Mortgage with any necessary modifications:
clause 12.2 (tax gross-up);
clause 28.3 (no set-off by transaction obligors);
clause 31 (bail-in);
clause 32 (notices);
clause 34 (partial invalidity);
clause 35 (remedies and waivers);
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clause 37 (irrevocable payment); and
clause 41 (counterparts).
11.2	Incorporation of general provisions
Clause 11.1 (Incorporation of specific provisions) is without prejudice to the application to this Mortgage of any provision of the Facility Agreement which, by its terms, applies or relates to the Finance Documents generally or this Mortgage specifically.
12	TOTAL AMOUNT
For the purpose of recording this Mortgage as required by Chapter 3 of Title 47 of the Marshall Islands Revised Code as amended, the total amount of the direct and contingent obligations secured by this Mortgage is $18,400,000 together with interest, fees and performance of mortgage covenants. The date of maturity of this Mortgage is 30 March 2023 and there is no separate discharge amount.
13	SUPPLEMENTAL
13.1	No restriction on other rights
Nothing in this Mortgage shall be taken to exclude or restrict any power, right or remedy which the Mortgagee may at any time have under:
(a)	any other Finance Document; or
(b)	the law of any country or territory the courts of which have or claim any jurisdiction in respect of the Owner or the Ship.
13.2	Exercise of other rights
The Mortgagee may exercise any right under this Mortgage before it has exercised any right referred to in paragraphs (a) or (b) of Clause 13.1 (No restriction on other rights).
13.3	Settlement or discharge conditional
Any settlement or discharge under this Mortgage between the Mortgagee and the Owner shall be conditional upon no security or payment to the Mortgagee by the Owner or any other person being set aside, adjusted or ordered to be repaid, whether under any insolvency law or otherwise.
14	CHANGES TO THE PARTIES
14.1	Owner
The Owner may not assign any of its rights or transfer any of its rights or obligations under this Deed.
14.2	Mortgagee
The Mortgagee may assign any of its rights under this Mortgage in accordance with the provisions of the Facility Agreement.
15	GOVERNING LAW
This Mortgage is governed by Marshall Islands law.

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16	ENFORCEMENT
16.1	Jurisdiction
The Mortgagee reserves the rights:
(a)	to commence proceedings in relation to any matter which arises out of or in connection with this Mortgage in the courts of any country which have or claim jurisdiction to that matter; and
(b)
to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in the Marshall Islands or without commencing proceedings in the Marshall Islands.

16.2	Action against Ship
The rights referred to in Clause 16.1 (Jurisdiction) include the right of the Mortgagee to arrest and take action against the Ship at whatever place the Ship shall be found lying and for the purpose of any action which the Mortgagee may bring before the courts of that jurisdiction or other judicial authority and for the purpose of any action which the Mortgagee may bring against the Ship, any writ, notice, judgment or other legal process or documents may (without prejudice to any other method of service under applicable law) be served upon the Master of the Ship (or upon anyone acting as the Master) and such service shall be deemed good service on the Owner for all purposes.
16.3	Mortgagee's rights unaffected
Nothing in this Clause 16.3 (Mortgagee's rights unaffected) shall exclude or limit any right which the Mortgagee may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.
This Mortgage has been executed by the duly authorised Attorney-in-Fact of the Owner on the date stated at the beginning of this Mortgage.

KAMSARMAX TWO SHIPPING LTD
By: /s/Stefania Karmiri     Stefania Karmiri
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ACKNOWLEDGEMENT OF MORTGAGE

HELLENIC REPUBLIC)
) S.S.
CITY OF PIRAEUS)

On this 07th day of May, 2018 before me personally appeared Mrs. Stefania Karmiri to me is known, who, being by me duly sworn, did depose and say that she resides 4, Messogiou & Evropis Street at Maroussi, Greece ; that she is an attorney-in-fact for **KAMSARMAX TWO SHIPPING LTD** described in and which executed the above instrument; and that he signed his name thereto by authority of the board of directors of said corporation.

Special Agent of the Republic of the Marshall Islands

D. Tzima
Deputy Commissioner

DEPUTY COMMISSIONER OF MARITIME AFFAIRS OF THE MARSHALL ISLANDS

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"A"

Dated April 2018
$18,400,000
TERM LOAN FACILITY
KAMSARMAX TWO SHIPPING LTD
as Borrower
and
HSBC BANK plc
as Original Lender
FACILITY AGREEMENT
relating to
the financing of part of the constuction cost of
hull no. YZJ 1153 (tbn "EKATERINI") currently under construction at
Jiangsu NewYangzi Shipbuilding Co., Ltd., Jiangsu Yangzijiang Shipbuilding Co., Ltd. and Jiangsu
Tianyuan Marine Import & Export Co., Ltd

Index

Clause		Page
Section 1 Interpretation		2
1	Definitions and Interpretation	2
Section 2 The Facility		23
2	The Facility	23
3	Purpose	23
4	Conditions of Utilisation	23
Section 3 Utilisation		25
5	Utilisation	25
Section 4 Repayment, Prepayment and Cancellation		27
6	Repayment	27
7	Prepayment and Cancellation	27
Section 5 Costs of Utilisation		30
8	Interest	30
9	Interest Periods	31
10	Changes to the Calculation of Interest	32
11	Fees	33
Section 6 Additional Payment Obligations		34
12	Tax Gross Up and Indemnities	34
13	Increased Costs	37
14	Other Indemnities	39
15	Mitigation by the Lender	41
16	Costs and Expenses	42
Section 7 Representations, Undertakings and Events of Default		43
17	Representations	43
18	Information Undertakings	48
19	General Undertakings	50
20	Insurance Undertakings	56
21	General Ship Undertakings	61
22	Security Cover	67
23	Accounts and application of Earnings	68
24	Events of Default	69
Section 8 The Lender, the Borrower and the Reference Banks		74
25	Changes to the Lender	74
26	Changes to the Transaction Obligors	75
27	The Reference Banks	75
Section 9 Administration		76
28	Payment Mechanics	76
29	Set-Off	77
30	Conduct of business by the Lender	77
31	Bail-In	78
32	Notices	78
33	Calculations and Certificates	80
34	Partial Invalidity	80
35	Remedies and Waivers	80
36	Settlement or Discharge Conditional	81
37	Irrevocable Payment	81
38	Amendments	81

39	Confidential Information	81
40	Confidentiality of Funding Rates and Reference Bank Quotations	84
41	Counterparts	85
Section 10 Governing Law and Enforcement		86
42	Governing Law	86
43	Enforcement	86
Schedules
Schedule 1 The Parties	87
Part A The Borrower	87
Part B The Original Lender	88
Schedule 2 Conditions Precedent	89
Part A Conditions Precedent to Initial Utilisation Request	89
Part B Conditions Precedent to Utilisation	92
Part C Conditions subsequent relevant to Qualified IPO	94
Schedule 3 Requests	96
Part A Utilisation Request	96
Part B Selection Notice	98
Schedule 4 Timetables	99
Execution
Execution Page	100

THIS AGREEMENT is made on   April 2018
PARTIES
(1)
KAMSARMAX TWO SHIPPING LTD, a corporation incorporated in the Republic of The Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960 as borrower (the "Borrower")

(2)	HSBC BANK plc, as lender (the "Original Lender")
BACKGROUND
The Lender has agreed to make available to the Borrower a secured loan facility of up to the lesser of (i) $18,400,000, (ii) 70 per cent. of the Initial Market Value and (iii) 70 per cent. of the Contract Cost for the purpose of financing part of the construction cost of the Ship which is to be constructed by the Builder, and to be purchased by the Borrower, pursuant to the Shipbuilding Contract.
OPERATIVE PROVISIONS

SECTION 1
INTERPRETATION
1	DEFINITIONS AND INTERPRETATION
1.1	Definitions
In this Agreement:
"Account Bank" means HSBC Bank plc acting through its office at 8 Canada Square, London, E14 5HQ, United Kingdom or any replacement bank or other financial institution as may be approved by the Lender.
"Accounts" means the Earnings Account and the Minimum Liquidity Account.
"Account Security" means a document creating Security over any Account in agreed form.
"Affiliate" means:
(a)
in respect of Clauses 14.2(d) (Other indemnities), 17.30 (Sanctions), 19.23 (Sanctions), 21.10 (Compliance with laws etc.), 21.12 (Sanctions and Ship trading), means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified; and

(b)	in any other case, in relation to any person a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
"Approved Brokers" means any firm or firms of insurance brokers approved in writing by the Lender.
"Approved Classification" means, as at the date of this Agreement, DNV-GL or the equivalent classification with another Approved Classification Society.
"Approved Classification Society" means, as at the date of this Agreement, DNV-GL or any other classification society which is a member of the International Association of Classification Societies approved in writing by the Lender.
"Approved Flag" means, as at the date of this Agreement, the flag of the Marshall Islands or such other flag approved in writing by the Lender.
"Approved Manager" means, as at the date of this Agreement, Eurobulk Ltd, a corporation incorporated in the Republic of Liberia, whose registered office is at 80 Broad street, Monrovia, Liberia and its principal branch at 4 Messogiou & Evropis Street, Maroussi, 151 -24, Greece, or Eurobulk (Far East) Ltd Philippines, a corporation incorporated in the Philippines, whose registered office and its principal office is at of 10th Floor Maria Natividad Building, 470 T.M Kalaw Cor Cortada Sts, Ermita 1000, Manila, Philippines, or any other person approved in writing by the Lender as the commercial manager and/or technical manager of the Ship.
"Approved Valuer" means Howe Robinson of London, England, Barry Rogliano Sales, Fearnleys of Oslo, Norway and Hartland Shipping Services Limited and any other reputable, independent and first class firm or firms of independent sale and purchase shipbrokers approved in writing by the Lender.

"Assignment Agreement" means an agreement in the form agreed between the Existing Lender and the relevant assignee for the purpose of Clause 25 (Changes to the Lender).
"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, legalisation or registration.
"Availability Period" means the period from and including the date of this Agreement to and including 30 June 2018, or such other later date as the Lender may, in its absolute discretion, approve in writing.
"Available Facility" means the Commitment minus:
(a)	the amount of the outstanding Loan; and
(b)	in relation to any proposed Utilisation, the amount of the Loan that is due to be made on or before the proposed Utilisation Date.
"Bail-In Action" means the exercise of any Write-down and Conversion Powers.
"Bail-In Legislation" means:
(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.
"Break Costs" means the amount (if any) by which:
(a)
the interest which the Lender should have received for the period from the date of receipt of all or any part of the Loan or an Unpaid Sum to the last day of the current Interest Period in relation to the Loan, the relevant part of the Loan or that Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds
(b)
the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Builder" means Jiangsu NewYangzi Shipbuilding Co., Ltd., Jiangsu Yangzijiang Shipbuilding Co., Ltd. and Jiangsu Tianyuan Marine Import & Export Co., Ltd, all companies organized and existing under the laws of the Republic of Peoples' Republic of China, having their principal offices at Jiangyin-Jingjiang Industry Zone, Jingjiang City, Jiangsu Province, 214532, the People's Republic of China, Erxu Harbour, Jiangyin-Jingjiang Industry Zone, Jiangyin City, Jiangsu Province, 214431, the People's Republic of China and Room 1309, No.217 and North Zhongshan Road, Nanjing, Jiangsu Province, the People's Republic of China respectively.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Athens and in respect of a day on which a payment is required to be made under a Finance Document, also in New York.
"Charter" means any charter relating to the Ship, or other contract for its employment, whether or not already in existence.
"Charter Guarantee" means any guarantee, bond, letter of credit or other instrument (whether or not already issued) supporting a Charter.
"Charterparty Assignment" means the assignment creating security over the rights of the Borrower under any Charter the duration of which (without taking into account any optional extensions) exceeds or is capable of exceeding 12 months and any Charter Guarantee in respect thereof in agreed form.
"Code" means the US Internal Revenue Code of 1986.
"Commitment" means $18,400,000, to the extent not cancelled or reduced under this Agreement.
"Confidential Information" means all information relating to any Transaction Obligor, the Finance Documents or the Facility of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender or which is received by the Lender in relation to, or for the purpose of becoming the Lender under, the Finance Documents or the Facility from any Transaction Obligor or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:
(a)	information that:
(i)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 39 (Confidential Information);
(ii)	is identified in writing at the time of delivery as non-confidential by any Transaction Obligor or any of its advisers; or
(iii)
is known by the Lender before the date the information is disclosed to it by any Transaction Obligor or any of its advisers or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with any Transaction Obligor and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; or

(iv)	is reported by any Transaction Obligor to the US SEC in compliance with the relevant reporting obligations of the Corporate Guarantor; and
(b)	any Funding Rate or Reference Bank Quotation.
"Confidentiality Undertaking" means a confidentiality undertaking in substantially the appropriate form recommended by the LMA from time to time or in any other form agreed between the Borrower and the Lender.

"Contract Cost" means the price payable for the Ship as the date of this Agreement, being in the amount of $26,300,000.
"Corporate Guarantee" means each of Corporate Guarantee A and Corporate Guarantee B, and, in the plural means both of them.
"Corporate Guarantee A" means a corporate guarantee, executed or to be executed by Euroseas, in agreed form.
"Corporate Guarantee B" means a corporate guarantee, executed or to be executed by Eurodry, in agreed form.
"Corporate Guarantor" means:
(a)	for the period commencing on the date of this Agreement and ending on the Substitute Date, Euroseas; and
(b)	from the date of the Substitute Date and at all times thereafter, Eurodry.
"Default" means an Event of Default or a Potential Event of Default.
"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Lender.
"Delivery Date" means the date on which the Ship is delivered by the Builder to the Borrower under the Shipbuilding Contract, as evidenced by the relevant protocol of delivery and acceptance.
"Disruption Event" means either or both of:
(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties or, if applicable, any Transaction Obligor; or

(b)
the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party or, if applicable, any Transaction Obligor preventing that, or any other, Party or, if applicable, any Transaction Obligor:

(i)	from performing its payment obligations under the Finance Documents to which it is a party; or
(ii)	from communicating with other Parties or, if applicable, any Transaction Obligor in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party or, if applicable, any Transaction Obligor whose operations are disrupted.
"Document of Compliance" has the meaning given to it in the ISM Code.
"dollars" and "$" mean the lawful currency, for the time being, of the United States of America.

"Earnings" means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower or the Lender and which arise out of or in connection with or relate to the use or operation of the Ship, including (but not limited to):
(a)	the following, save to the extent that any of them is, with the prior written consent of the Lender, pooled or shared with any other person:
(i)	all freight, hire and passage moneys including, without limitation, all moneys payable under, arising out of or in connection with a Charter or a Charter Guarantee;
(ii)	the proceeds of the exercise of any lien on sub-freights;
(iii)	compensation payable to the Borrower or the Lender in the event of requisition of the Ship for hire or use;
(iv)	remuneration for salvage and towage services;
(v)	demurrage and detention moneys;
(vi)	without prejudice to the generality of sub-paragraph (i) above, damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship;
(vii)	all moneys which are at any time payable under any Insurances in relation to loss of hire;
(viii)	all monies which are at any time payable to the Borrower in relation to general average contribution; and
(b)
if and whenever the Ship is employed on terms whereby any moneys falling within sub-paragraphs (i) to (viii) of paragraph (a) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship.

"Earnings Account" means:
(a)	an account in the name of the Borrower with the Account Bank designated "Earnings Account";
(b)
any other account in the name of the Borrower with the Account Bank which may, with the prior written consent of the Lender, be opened in the place of the account referred to in paragraph (a) above, irrespective of the number or designation of such replacement account; or

(c)	any sub-account of any account referred to in paragraphs (a) or (b) above.
"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.
"Environmental Approval" means any present or future permit, ruling, variance or other Authorisation required under Environmental Laws.

"Environmental Claim" means any claim by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose, "claim" includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.
"Environmental Incident" means:
(a)
any release, emission, spill or discharge of Environmentally Sensitive Material whether within the Ship or from the Ship into any other vessel or into or upon the air, water, land or soils (including the seabed) or surface water; or

(b)
any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water, land or soils (including the seabed) or surface water from a vessel other than the Ship and which involves a collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Ship and/or any Transaction Obligor and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water, land or soils (including the seabed) or surface water otherwise than from the Ship and in connection with which the Ship is actually or potentially liable to be arrested and/or where any Transaction Obligor and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action.

"Environmental Law" means any present or future law relating to pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.
"Environmentally Sensitive Material" means and includes all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.
"EU Bail-In Legislation Schedule" means the document described as such and published by the LMA from time to time.
"Eurodry" means Eurodry Ltd., a corporation incorporated in the Republic of The Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960.
"Euroseas" means Euroseas Ltd., a corporation incorporated in the Republic of The Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960.
"Event of Default" means any event or circumstance specified as such in Clause 24 (Events of Default).

"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).
"Facility Office" means the office or offices through which the Lender will perform its obligations under this Agreement.
"FATCA" means:
(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.
"Finance Document" means:
(a)	this Agreement;
(b)	the Utilisation Request;
(c)	any Security Document;
(d)	any other document which is executed for the purpose of establishing any priority or subordination arrangement in relation to the Secured Liabilities; or
(e)	any other document designated as such by the Lender and the Borrower.
"Financial Indebtedness" means any indebtedness for or in relation to:
(a)	moneys borrowed;
(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in relation to any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)
any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in relation to a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and
(i)	the amount of any liability in relation to any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.
"Funding Rate" means any individual rate notified by the Lender to the Borrower pursuant to any Finance Document.
"GAAP" means generally accepted accounting principles in the United States of America.
"General Assignment" means the general assignment creating Security over the Ship's Earnings, its Insurances and any Requisition Compensation in relation to the Ship, in agreed form.
"Governmental Authority" means the government of any jurisdiction, or any political subdivision thereof, whether provincial, state or local, and any department, ministry, agency, instrumentality, authority, body, court, central bank or other entity lawfully exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
"Holding Company" means, in relation to a person, any other person in relation to which it is a Subsidiary.
"Indemnified Person" has the meaning given to it in Clause 14.2 (Other indemnities).
"Initial Market Value" means the Market Value of the Ship calculated in accordance with the valuation relative thereto referred to in paragraph 6.1 of Part A of Schedule 2 (Conditions Precedent).
"Insurances" means:
(a)
all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, effected in relation to the Ship, the Earnings (if applicable) or otherwise in relation to the Ship whether before, on or after the date of this Agreement; and

(b)
all rights and other assets relating to, or derived from, any of such policies, contracts or entries, including any rights to a return of premium and any rights in relation to any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement.

"Interest Payment Date" has the meaning given to it in paragraph (a) of Clause 8.2 (Payment of interest).
"Interest Period" means, in relation to the Loan or any part of the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).
"Interpolated Screen Rate" means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:
(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of the Loan or that part of the Loan; and
(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of the Loan or that part of the Loan, each as of the Specified Time for dollars.
"ISM Code" means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time.
"ISPS Code" means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization's (IMO) Diplomatic Conference of December 2002, as the same may be amended or supplemented from time to time.
"ISSC" means an International Ship Security Certificate issued under the ISPS Code.
"Legal Reservations" means:
(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and
any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation).
"Lender" means:
(a)	the Original Lender; and
(b)	any bank, financial institution, trust, fund or other entity which has become the Lender in accordance with Clause 25 (Changes to the Lender),

which in each case has not ceased to be a Party in accordance with this Agreement.
"LIBOR" means, in relation to the Loan or any part of the Loan:
(a)	the applicable Screen Rate as of the Specified Time for dollars and for a period equal in length to the Interest Period of the Loan or that part of the Loan; or
(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate), and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.
"LMA" means the Loan Market Association or any successor organisation.
"Loan" means the loan to be made available under the Facility or the aggregate principal amount outstanding for the time being of the borrowings under the Facility and a "part of the Loan" means any part of the Loan as the context may require.
"Major Casualty" means any casualty to the Ship in relation to which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $900,000 or the equivalent in any other currency.
"Management Agreement" means the agreement entered into between the Borrower and the Approved Manager regarding the commercial and/or technical management of the Ship.
"Manager's Undertaking" means the letter of undertaking from the Approved Manager subordinating the rights of such Approved Manager against the Ship and the Borrower to the rights of the Lender in agreed form.
"Margin" means 2.80 per cent. per annum.
"Market Value" means, in relation to the Ship or any other vessel, at any date, an amount determined by the Lender as being an amount equal to:
(a)	the market value of the Ship or vessel shown by the average of two dollar valuations (and in the case of the Initial Market Value determination shown by one valuation) each prepared:
(i)	as at a date not more than 20 days previously;
(ii)	by an Approved Valuer;
(iii)	with or without physical inspection of the Ship or vessel (as the Lender may require); and
(iv)	on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any Charter or Security in respect of the Ship.
"Material Adverse Effect" means a material adverse change of circumstances or any event or series of events which, in the reasonable opinion of the Lender, is likely to have a material adverse effect on the business, assets, financial condition or credit worthiness of the Borrower or its ability to repay the Loan.

"Minimum Liquidity Account" means:
(a)	an account in the name of the Borrower with the Account Bank designated "Minimum Liquidity Account";
(b)
any other account in the name of the Borrower with the Account Bank which may, with the prior written consent of the Parties, be opened in the place of the account referred to in paragraph (a) above, irrespective of the number or designation of such replacement account; or

(c)	any sub-account of any account referred to in paragraphs (a) or (b) above.
"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.
"Mortgage" means the first priority or (as applicable) preferred ship mortgage on the Ship in accordance with the laws of the applicable Approved Flag, and if required pursuant to the laws of the relevant Approved Flag a deed of covenant collateral thereto, each in agreed form.
"Nominated Family" means the family disclosed in writing to the Lender prior to the date of this Agreement and "members of the Nominated Family" shall be construed accordingly.
"OFAC" means the Office of Foreign Assets Control of the US Department of the Treasury.
"Original Jurisdiction" means the jurisdiction under whose laws the Borrower is incorporated as at the date of this Agreement.
"Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
"Party" means a party to this Agreement.
"Permitted Charter" means
(a)	a Qualifying Charter; or
(b)	any other Charter:
(i)	which is a time, voyage or consecutive voyage charter;

(ii)	the duration of which does not exceed and is not capable of exceeding, by virtue of any optional extensions, 12 months plus a redelivery allowance of not more than 30 days;
(iii)	which is entered into on bona fide arm's length terms at the time at which the Ship is fixed; and
(iv)	in relation to which not more than two months' hire is payable in advance, and any other Charter which is approved in writing by the Lender.
"Permitted Financial Indebtedness" means any Financial Indebtedness incurred under the Finance Documents.
"Permitted Security" means:
(a)	Security created by the Finance Documents;
(b)	any netting or set-off arrangement entered into by any Transaction Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;
(c)	liens for unpaid master's and crew's wages in accordance with first class ship ownership and management practice and not being enforced through arrest;
(d)	liens for salvage;
(e)	liens for master's disbursements incurred in the ordinary course of trading in accordance with first class ship ownership and management practice and not being enforced through arrest; and
(f)	any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Ship:
(i)	not as a result of any default or omission by the Borrower;
(ii)	not being enforced through arrest; and
(iii)	subject, in the case of liens for repair or maintenance, to Clause 21.16 (Restrictions on chartering, appointment of managers etc.), provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested in good faith by appropriate steps).
"Potential Event of Default" means any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
"Prohibited Person" means any person (whether designated by name or by reason of being included in a class of persons) that is, or is owned or controlled by Persons that are:
(a)	the target of Sanctions; or

(b)	located, organised or resident in a country or territory that is, or whose government is, the target of Sanctions (currently, the Crimea region, Cuba, Iran, North Korea and Syria).
"Qualified IPO" means the initial public offering in respect of the issued share capital of Eurodry on the Nasdaq Stock Market or a stock exchange acceptable to the Lender in its absolute discretion.
"Qualifying Charter" means a time charter for the Ship with a duration (without taking account of any optional extension periods) of at least 24 months, with a charterer acceptable to the Lender in its absolute discretion acting reasonably and otherwise on such terms and conditions as may be approved in writing by the Lender in its absolute discretion acting reasonably.
"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Lender in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).
"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets.
"Reference Bank Quotation" means any quotation supplied to the Lender by a Reference Bank.
"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request by the Reference Banks:
(a)	if:
(i)	the Reference Bank is a contributor to the Screen Rate; and
(ii)	it consists of a single figure,

as the rate (applied to the relevant Reference Bank and the relevant currency and period) which contributors to the Screen Rate are asked to submit to the relevant administrator; or

(b)	in any other case, as the rate at which the relevant Reference Bank could fund itself in dollars for the relevant period with reference to the unsecured wholesale funding market.
"Reference Banks" means the principal London offices of any three banks from the ICE LIBOR panel or such other entities as may be appointed by the Lender in consultation with the Borrower.
"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Relevant Interbank Market" means the London interbank market.
"Relevant Jurisdiction" means, in relation to a Transaction Obligor:
(a)	Its Original Jurisdiction;
(b)
any jurisdiction where any asset (other than the Ship) subject to, or intended to be subject to, any of the Transaction Security created, or intended to be created, by it is situated and in case of the Ship the flag of the Ship;

(c)	any jurisdiction where it conducts its business; and
(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
"Repayment Date" means each date on which a Repayment Instalment is required to be paid under Clause 6.1 (Repayment of Loan).
"Repayment Instalment" has the meaning given to it in Clause 6.1 (Repayment of Loan).
"Repeating Representation" means each of the representations set out in Clause 17 (Representations) except Clause 17.10 (Insolvency), Clause 17.11 (No filing or stamp taxes) and Clause 17.12 (Deduction of Tax) and any representation of any Transaction Obligor made in any other Finance Document that is expressed to be a "Repeating Representation" or is otherwise expressed to be repeated.
"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
"Requisition" means:
(a)
any expropriation, confiscation, requisition (excluding a requisition for hire or use which does not involve a requisition for title) or acquisition of the Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected (whether de jure or de facto) by any government or official authority or by any person or persons claiming to be or to represent a government or official authority; and

(b)	any capture or seizure of the Ship (including any hijacking or theft) by any person whatsoever.
"Requisition Compensation" includes all compensation or other moneys payable to the Borrower by reason of any Requisition or any arrest or detention of the Ship in the exercise or purported exercise of any lien or claim.
"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.
"Safety Management Certificate" has the meaning given to it in the ISM Code.
"Safety Management System" has the meaning given to it in the ISM Code.

"Sanctions" means the sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any of the Sanctions Authorities as applicable to any Transaction Obligor.
"Sanctions Authorities" means:
(a)	the United States of America;
(b)	the United Nations;
(c)	the European Union;
(d)	the United Kingdom;
(e)	Hong Kong; or
(f)	the respective Governmental Authorities of any of the foregoing, including without limitation, OFAC, the US Department of State and Her Majesty's Treasury.
"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars for the relevant period displayed on page LIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Lender may specify another page or service displaying the relevant rate after consultation with the Borrower.
"Secured Liabilities" means all present and future obligations and liabilities, (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Transaction Obligor to the Lender under or in connection with each Finance Document to which each is a party.
"Security" means a mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.
"Security Assets" means all of the assets of the Transaction Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.
"Security Cover Ratio" means, at any relevant time, the aggregate of (i) the Market Value of the Ship, (ii) the net realisable value of any additional Security provided at that time under Clause 22.1 (Minimum required security cover), expressed as a percentage of the Loan.
"Security Document" means:
(a)	any Corporate Guarantee;
(b)	the Shares Security;
(c)	the Mortgage;
(d)	the General Assignment;
(e)	the Account Security;

(f)	the Charterparty Assignment;
(g)	any Manager's Undertaking;
(h)	any other document (whether or not it creates Security) which is executed as security for the Secured Liabilities; or
(i)	any other document designated as such by the Lender and the Borrower.
"Security Period" means the period starting on the date of this Agreement and ending on the date on which the Lender is satisfied that there is no outstanding Commitment in force and that the Secured Liabilities have been irrevocably and unconditionally paid and discharged in full.
"Security Property" means:
(a)	the Transaction Security expressed to be granted in favour of the Lender and all proceeds of that Transaction Security; and
(b)
all obligations expressed to be undertaken by a Transaction Obligor to pay amounts in relation to the Secured Liabilities to the Lender and secured by the Transaction Security together with all representations and warranties expressed to be given by a Transaction Obligor or any other person in favour of the Lender.

"Selection Notice" means a notice substantially in the form set out in Part B of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods).
"Shareholder" means:
(a)	for the period commencing on the date of this Agreement and ending on the Substitute Date, Euroseas; and
(b)	from date of the Substitute Date and at all times thereafter, Eurodry.
"Shares Security" means:
(a)
a document creating Security over the share capital in the Borrower, to be executed by Eurodry pursuant to the terms of Clause 4.5(a) (Conditions subsequent relevant to Qualified IPO) as of the date of the Substitute Date;

(b)
if the Substitute Date does not occur pursuant to the terms of Clause 4.5(a) (Conditions subsequent relevant to Qualified IPO), a document creating Security over the share capital in the Borrower, to be executed by Euroseas pursuant to the terms and conditions of clause 11.14 (Shares security) of Corporate Guarantee A, in each case, in agreed form.
"Ship" means the Kamsarmax bulk carrier type of vessel, having Builder's hull number YZJ 1153, which is to be constructed by the Builder for, and to be purchased by, the Borrower under the Shipbuilding Contract and which, on delivery, is to be registered in the name of the Borrower under an Approved Flag with the name "EKATERINI".

"Shipbuilding Contract" means the shipbuilding contract dated 1 April 2014 and made between (a) the Builder and (b) the Borrower for the construction by the Builder of the Ship and its purchase by the Borrower as from time to time amended and/or supplemented.
"Specified Time" means a day or time determined in accordance with Schedule 4 (Timetables).
"Spin-Off" means the transfer of shares of all dry bulk vessel owning Subsidiaries currently owned directly or indirectly by Euroseas to Eurodry (other than as disclosed to the Lender as of the date of this Agreement).
"Subsidiary" means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.
"Substitute Date" means the date on which the Lender confirms in writing to the Borrower that all the conditions subsequent under Clause 4.5(a) (Conditions subsequent relevant to Qualified IPO) have been satisfied.
"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
"Tax Credit" has the meaning given to it in Clause 12.1 (Definitions).
"Tax Deduction" has the meaning given to it in Clause 12.1 (Definitions).
"Tax Payment" has the meaning given to it in Clause 12.1 (Definitions).
"Termination Date" means the date falling fifty nine (59) Months from the Utilisation Date.
"Third Parties Act" has the meaning given to it in Clause 1.5 (Third party rights).
"Total Loss" means:
(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship; or
(b)	any Requisition of the Ship unless the Ship is returned to the full control of the Borrower within 30 days of such Requisition.
"Total Loss Date" means, in relation to the Total Loss of the Ship:
(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;
(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earlier of:
(i)	the date on which a notice of abandonment is given (or deemed or agreed to be given) to the insurers; and
(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with the Ship's insurers in which the insurers agree to treat the Ship as a total loss; and

(c)	in the case of any other type of Total Loss, the date (or the most likely date) on which it appears to the Lender that the event constituting the total loss occurred.
"Transaction Document" means:
(a)	a Finance Document;
(b)	any Charter (including, without limitation, the Qualifying Charter); or
(c)	any other document designated as such by the Lender and the Borrower.
"Transaction Obligor" means each of the Borrower, the Corporate Guarantor, the Shareholder and any Approved Manager and, in the plural, means all of them.
"Transaction Security" means the Security created or evidenced or expressed to be created or evidenced under the Security Documents.
"Transfer Date" means, in relation to an assignment, the later of:
(a)	the proposed transfer date specified in the Assignment Agreement; and
(b)	the date on which the parties to the Assignment Agreement have all executed, and agreed to be bound by, the Assignment Agreement.
"Unpaid Sum" means any sum due and payable but unpaid by a Transaction Obligor in accordance with the applicable provisions of the Finance Documents to which any of them is a party.
"US" means the United States of America.
"US Tax Obligor" means:
(a)	a person which is resident for tax purposes in the US; or
(b)	a person some or all of whose payments under the Finance Documents to which it is a party are from sources within the US for US federal income tax purposes.
"Utilisation" means a utilisation of the Facility.
"Utilisation Date" means the date on which the Loan is to be made.
"Utilisation Request" means a notice substantially in the form set out in Part A of Schedule 3 (Requests).
"VAT" means:
(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(b)
any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

"Write-down and Conversion Powers" means:
(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:
(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.
1.2	Construction
(a)	Unless a contrary indication appears, a reference in this Agreement to:
(i)	the "Account Bank", the "Lender", any "Obligor", any "Party", any "Transaction Obligor" or any other person shall be construed so as to include its successors in title and permitted assigns;
(ii)	"assets" includes present and future properties, revenues and rights of every description;
(iii)	a liability which is "contingent" means a liability which is not certain to arise and/or the amount of which remains unascertained;
(iv)	"document" includes a deed and also a letter, fax, email or telex;
(v)	"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable Tax including VAT (if applicable);
(vi)
a "Finance Document", a "Security Document" or "Transaction Document" or any other agreement or instrument is a reference to that Finance Document, Security Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(vii)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(viii)
"law" includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

(ix)	"proceedings" means, in relation to any enforcement provision of a Finance Document, proceedings of any kind, including an application for a provisional or protective measure;
(x)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xi)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xii)	a provision of law is a reference to that provision as amended or re-enacted;
(xiii)	a time of day is a reference to London time;
(xiv)
any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of a jurisdiction other than England, be deemed to include that which most nearly approximates in that jurisdiction to the English legal term;

(xv)	words denoting the singular number shall include the plural and vice versa; and
(xvi)	"including" and "in particular" (and other similar expressions) shall be construed as not limiting any general words or expressions in connection with which they are used.
(b)
The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only and are not to be used for the purposes of construction or interpretation of the Finance Documents.
(d)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under, or in connection with, any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Potential Event of Default and an Event of Default is "continuing" if it has not been remedied or waived.
1.3	Construction of insurance terms
In this Agreement:
"approved" means, for the purposes of Clause 20 (Insurance Undertakings), approved in writing by the Lender.
"excess risks" means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims.

"obligatory insurances" means all insurances effected, or which the Borrower is obliged to effect, under Clause 20 (Insurance Undertakings) or any other provision of this Agreement or of another Finance Document.
"policy" includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms.
"protection and indemnity risks" means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02) (1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/10/83) (1/11/95) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision.
"war risks" includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls) (1/11/95) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).
1.4	Agreed forms of Finance Documents
References in Clause 1.1 (Definitions) to any Finance Document being in "agreed form" are to that Finance Document:
(a)	in a form attached to a certificate dated the same date as this Agreement (and signed by the Borrower and the Lender); or
(b)	in any other form agreed in writing between the Borrower and the Lender.
1.5	Third party rights
(a)
Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this Agreement.

(b)
Subject to paragraph (c) below but otherwise notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)	An amendment or waiver which adversely affects the rights or obligations of a Reference Bank may not be effected without the consent of that Reference Bank.
(d)
Any Affiliate, Receiver or Delegate or any other person described in paragraph (f) of Clause 14.2 (Other indemnities), Clause 27.1 (Role of Reference Banks) or Clause 27.2 (Third Party Reference Banks) may, subject to this Clause 1.5 (Third party rights) and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.

SECTION 2
THE FACILITY
2	THE FACILITY
2.1	The Facility
Subject to the terms of this Agreement, the Lender makes available to the Borrower a dollar term loan facility in one advance in an amount not exceeding the Commitment.
3	PURPOSE
3.1	Purpose
The Borrower shall apply all amounts borrowed by it under the Facility only for the purpose of financing part of the construction cost of the Ship which is to be constructed by the Builder, and to be purchased by the Borrower, pursuant to the Shipbuilding Contract by way of a loan in a principal amount not exceeding the lesser of (i) $18,400,000, (ii) 70 per cent. of the Initial Market Value and (iii) 70 per cent. of the Contract Cost.
3.2	Monitoring
The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4	CONDITIONS OF UTILISATION
4.1	Initial conditions precedent
The Borrower may not deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Part A of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Lender.
4.2	Further conditions precedent
The Lender will only be obliged to comply with Clause 5.4 (Loan) if:
(a)	on the date of the Utilisation Request and on the proposed Utilisation Date and before the Loan is made available:
(i)	no Default is continuing or would result from the proposed Loan;
(ii)	the Repeating Representations to be made by each Transaction Obligor are true; and
(iii)	no event or series of events has occurred which is likely to have a Material Adverse Effect;
(b)
the Lender has received on or before the Utilisation Date, or is satisfied it will receive when the Loan is made available, all of the documents and other evidence listed in Part B of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Lender.

4.3	Notification of satisfaction of conditions precedent
The Lender shall notify the Borrower promptly upon being satisfied as to the satisfaction of the conditions precedent referred to in Clause 4.1 (Initial conditions precedent) and Clause 4.2 (Further conditions precedent).
4.4	Waiver of conditions precedent
If the Lender, at its discretion, permits the Loan to be borrowed before any of the conditions precedent referred to in Clause 4.1 (Initial conditions precedent) or Clause 4.2 (Further conditions precedent) has been satisfied, the Borrower shall ensure that that condition is satisfied within seven (7) Business Days after the Utilisation Date or such later date as the Lender may agree in writing with the Borrower.
4.5	Conditions subsequent relevant to Qualified IPO
(a)
If the planned Spin-Off and the Qualified IPO materialize, the Borrower undertakes to deliver to the Lender within 5 days (or such later date as the Lender, in its absolute discretion, may agree) all of the documents and other evidence listed in Part C of Schedule 2 (Conditions Subsequent relevant to Qualified IPO) in form and substance satisfactory to the Lender.

(b)	As of the Substitute Date, all definitions of, and all references to, "Corporate Guarantor" and "Shareholder" in this Agreement shall be read and construed as referring to Eurodry.
(c)
As of the Substitute Date, the Lender shall deliver a duly executed original of a deed of release (and of each document to be delivered under or pursuant to it) releasing Corporate Guarantor A from its obligations under the Corporate Guarantee A in agreed form.

(d)
If the Qualified IPO and the Spin-Off are not completed by 30 July 2018, the Borrower undertakes to deliver to the Lender all of the documents and other evidence listed in paragraphs 1.1-1.4, 3, 4, Schedule 25.3Schedule 25.5 of Part C of Schedule 2 (Conditions Subsequent relevant to Qualified IPO) (together with any additional documents and evidence that may be required by the Lender) in respect of Euroseas in form and substance satisfactory to the Lender.

SECTION 3
UTILISATION
5	UTILISATION
5.1	Delivery of a Utilisation Request
(a)	The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than the Specified Time.
(b)	The Borrower may not deliver more than one Utilisation Request.
5.2	Completion of a Utilisation Request
A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(a)	the proposed Utilisation Date is a Business Day within the Availability Period;
(b)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and
(c)	the propOsed Interest Period complies with Clause 9 (Interest Periods).
5.3	Currency and amount
(a)	The currency specified in the Utilisation Request must be dollars.
(b)	The amount of the proposed Loan must be an amount which is not more than the lesser of (i) $18,400,000, (ii) 70 per cent. of the Initial Market Value and (iii) 70 per cent. of the Contract Cost.
5.4	Loan
If the conditions set out in this Agreement have been met, the Lender shall make the Loan available by the Utilisation Date through its Facility Office
5.5	Cancellation of Commitment
The Commitment which is unutilised at the end of the Availability Period shall then be cancelled.
5.6	Retentions and payment to third parties
The Borrower irrevocably authorises the Lender on the Utilisation Date, to pay to, or for the account of, the Borrower, the Loan. That payment shall be made to the account of the Builder and/or to such other account, in which the Borrower specifies in the Utilisation Request (including for the avoidance of doubt the Earnings Account or the Retention Account).
5.7	Disbursement of Loan to third party
Payment by the Lender under Clause 5.6 (Retentions and payment to third parties) to a person other than the Borrower shall constitute the making of the Loan and the Borrower shall at that time become indebted, as principal and direct obligor, to the Lender in an amount equal to the Loan.
5.8	Prepositioning of funds
If the Lender, at the request of the Borrower and on terms acceptable to the Lender and in its absolute discretion, prepositions funds with the Builder's bank, the Borrower:
(a)
agrees to pay interest on the amount of the funds so prepositioned at the rate described in Clause 8.1 (Calculation of interest) on the basis of successive interest periods of one day and so that interest shall be paid together with the first payment of interest on the Loan after the Utilisation Date or, if such Utilisation Date does not occur, within three Business Days of demand by the Lender; and

(b)	shall, without duplication, indemnify the Lender against any additional costs, loss or liability it may incur in connection with such arrangement.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
6	REPAYMENT
6.1	Repayment of Loan
The Borrower shall repay the Loan by:
(a)
twenty (20) consecutive quarterly instalments, the first eight (8) of which shall be in an amount of $400,000 each and the subsequent twelve (12) of which shall be in an amount of $325,000 each (each, a "Repayment Instalment" and together, the "Repayment Instalments"); and

(b)	a balloon instalment in the amount of $11,300,000 (the "Balloon Instalment") payable together with the twentieth (20th) Repayment Instalment.
The first Repayment Instalment shall be repaid on the date falling three (3) Months after the Utilisation Date, each subsequent Repayment Instalment shall be repaid at three (3) monthly intervals thereafter and the last Repayment Instalment, together with the Balloon Instalment, shall be repaid on the Termination Date.
6.2	Reduction of Repayment Instalments
If any part of the Facility is cancelled, the Repayment Instalments and the Balloon Instalment falling after that cancellation shall be reduced pro rota by the amount cancelled.
6.3	Termination Date
On the Termination Date, the Borrower shall additionally pay to the Lender all other sums then accrued and owing under the Finance Documents.
6.4	Reborrowing
The Borrower may not reborrow any part of the Facility which is repaid.
7	PREPAYMENT AND CANCELLATION
7.1	Illegality
If it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain all or any part of the Loan or it becomes unlawful for any Affiliate of the Lender for the Lender to do so:
(a)	the Lender shall promptly notify the Borrower in writing upon becoming aware of that event and the Available Facility will be immediately cancelled; and
(b)
the Borrower shall prepay the Loan on the last day of the Interest Period for the Loan occurring after the Lender has notified the Borrower in writing or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law) and the Commitment shall be cancelled.

7.2	Voluntary and automatic cancellation
(a)
The Borrower may, if it gives the Lender not less than five (5) Business Days' (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part (being a minimum amount equal to a multiple of $325,000) of the Loan. Any cancellation under this Clause 7.2 (Voluntary and automatic cancellation) shall reduce the amount of the Loan the unutilised pro rata.

(b)	The unutilised Commitment (if any) shall be automatically cancelled at close of business on the Utilisation Date.
7.3	Voluntary prepayment of Loan
(a)
The Borrower may, if it gives the Lender not less than five (5) Business Days' (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of the Loan on the last day of an Interest Period (but, if in part, being an amount that reduces the amount of the Loan by minimum amount equal to a multiple of $325,000).

(b)
Any partial prepayment under this Clause 7.3 (Voluntary prepayment of Loan) shall reduce pro rata the amount of each Repayment Instalment and the Balloon Instalment falling after that prepayment by the amount prepaid.

7.4	Mandatory prepayment on sale or Total Loss
If the Ship is sold (without prejudice to paragraph (a) of Clause 19.1119.11 (Disposals)) or becomes a Total Loss, the Borrower shall prepay the Loan together with accrued interest and all other amounts due under the Finance Documents to which it is a party. Such repayment shall be made:
(a)	in the case of a sale of the Ship, on the date on which the sale is completed by delivery of the Ship to the buyer of the Ship; and
(b)
in the case of a Total Loss, on the earlier of (i) the date falling 120 days after the Total Loss Date and (ii) the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss.

7.5	Mandatory prepayment on change of control in Corporate Guarantor
(a)
If, without the prior written consent of the Lender (which will not be unreasonably withheld), there is a Change of Control, the Borrower shall promptly notify the Lender upon becoming aware of that event and, if the Lender so requires, the Lender shall, by no less than 10 days' notice to the Borrower, cancel the Facility and declare the Loan, together with accrued interest and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facility shall be cancelled and the Loan and all such outstanding interest and amounts will become immediately due and payable Provided that in the case of sub-paragraph (ii) below, the Borrower will first have the option to rectify the Security Cover Ratio within 15 Business Days.

(b)	For the purpose of paragraph (a) above, "Change of Control" means:
(i)	the members of the Nominated Family cease to own directly or indirectly more than 10 per cent. of the shares (and the voting rights attaching to those shares) in the Corporate Guarantor; or

(ii)
the members of the Nominated Family own between 11 per cent. to 19 per cent. (inclusive) of the shares (and the voting rights attaching to those shares) in the Corporate Guarantor and the Security Cover Ratio is equal to or less than 143 per cent. of the Loan.

7.6	Mandatory prepayment on non-employment of Ship under Qualifying Charter
If the Borrower does not enter into a Qualifying Charter in respect of the Ship in accordance with Clause 21.21 (Qualifying Charter), the Borrower shall, on the date falling six months after the Utilisation Date, prepay the Loan in an amount equal to the additional minimum liquidity amount required to be maintained under Clause 19.22(a)(ii) together with accrued interest. Such prepayment shall reduce pro rata the amount of each Repayment Instalment and the Balloon Instalment falling after that prepayment by the amount prepaid.
7.7	Restrictions
(a)
Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)
Any prepayment under this Agreement (either voluntary or mandatory) shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs (if made on a date which is not an Interest Payment Date), without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.
(d)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.
(e)	No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

SECTION 5
COSTS OF UTILISATION
8	INTEREST
8.1	Calculation of interest
The rate of interest on the Loan or any part of the Loan for each Interest Period is the percentage rate per annum which is the aggregate of:
(a)	the Margin; and
(b)	LIBOR.
8.2	Payment of interest
(a)	The Borrower shall pay accrued interest on the Loan or any part of the Loan on the last day of each Interest Period (each an "Interest Payment Date").
(b)
If an Interest Period is longer than three (3) Months, the Borrower shall also pay interest then accrued on the Loan or the relevant part of the Loan on the dates falling at three Monthly intervals after the first day of the Interest Period.

8.3	Default interest
(a)
If a Transaction Obligor fails to pay any amount payable by it under a Finance Document on its due date or (ii) any other Event of Default has occurred, and is continuing, subject to written notice to the Borrower, interest shall accrue, in case of sub-paragraph (i) above, on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) or, in the case of sub-paragraph (ii) above, on the Loan from the date of occurrence of such Event of Default up to the date of actual remedy or waiver of such breach or Event of Default to the satisfaction of the Lender, at a rate which, subject to paragraph (b) below, is 2 per cent. per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment or during which the breach of Event of Default continues, constituted part of the Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Lender. Any interest accruing under this Clause 8.3 (Default interest) shall be immediately payable by the Borrower on demand by the Lender.

(b)	If an Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan or that part of the Loan:
(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan or that part of the Loan; and
(ii)	the rate of interest applying to that Unpaid Sum during that first Interest Period shall be 2 per cent. per annum higher than the rate which would have applied if that Unpaid Sum had not become due.
(c)
Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4	Notification of rates of interest
The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.
9	INTEREST PERIODS
9.1	Selection of Interest Periods
(a)
The Borrower may select the Interest Period for the Loan in the Utilisation Request. Subject to paragraph (f) below and Clause 9.2 (Changes to Interest Periods), the Borrower may select each subsequent Interest Period in respect of the Loan in a Selection Notice.

(b)	Each Selection Notice is irrevocable and must be delivered to the Lender by the Borrower not later than the Specified Time.
(c)
If the Borrower fails to select an Interest Period in the Utilisation Request or fails to deliver a Selection Notice to the Lender in accordance with paragraphs (a) and (b) above, the relevant Interest Period will, subject to paragraph (f)below and Clause 9.2 (Changes to Interest Periods), be three (3) Months.

(d)	Subject to this Clause 9 (Interest Periods), the Borrower may select an Interest Period of three (3), six (6) or twelve (12) Months or any other period agreed between the Borrower and the Lender.
(e)	An Interest Period in respect of the Loan shall not extend beyond the Termination Date.
(f)
In respect of a Repayment Instalment, the Borrower may request in the relevant Selection Notice that an Interest Period for a part of the Loan equal to such Repayment Instalment shall end on the Repayment Date relating to it and, subject to paragraph (d) above, select a longer Interest Period for the remaining part of the Loan.

(g)	The first Interest Period for the Loan shall start on the Utilisation Date and each subsequent Interest Period shall start on the last day of its preceding Interest Period.
(h)	Except for the purposes of paragraph (f) above and Clause 9.2 (Changes to Interest Periods), the Loan shall have one Interest Period only at any time.
9.2	Changes to Interest Periods
(a)
In respect of a Repayment Instalment, prior to determining the interest rate for the Loan, the Lender may establish an Interest Period for a part of the Loan equal to such Repayment Instalment to end on the Repayment Date relating to it and the remaining part of the Loan shall have the Interest Period selected in the relevant Selection Notice, subject to paragraph (d) of Clause 9.1 (Selection of Interest Periods).

(b)	If the Lender makes any change to an Interest Period referred to in this Clause 9.2 (Changes to Interest Periods), it shall promptly notify the Borrower.

9.3	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
10	CHANGES TO THE CALCULATION OF INTEREST
10.1	Unavailability of Screen Rate
(a)
Interpolated Screen Rate: If no Screen Rate is available for LIBOR for the Interest Period of the Loan or any part of the Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(b)	Reference Bank Rate: If no Screen Rate is available for LIBOR for:
(i)	dollars; or
(ii)	the Interest Period of the Loan or any part of the Loan and it is not possible to calculate the Interpolated Screen Rate, the applicable LIBOR shall be the Reference Bank Rate as of the Specified Time and for a period equal in length to the Interest Period of the Loan or that part of the Loan.
(c)
Cost of funds: If paragraph (b) above applies but no Reference Bank Rate is available for dollars for the relevant Interest Period there shall be no LIBOR for the Loan or that part of the Loan (as applicable) and Clause 10.4 (Cost of funds) shall apply to the Loan or that part of the Loan for that Interest Period.

10.2	Calculation of Reference Bank Rate
(a)
Subject to paragraph (b) below, if LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about noon on the Quotation Day none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.
10.3	Market disruption
If before close of business in London on the Quotation Day for the relevant Interest Period the Lender notifies the Borrower that the cost to it of funding the Loan or the relevant part of the Loan from whatever source it may reasonably select would be in excess of LIBOR then Clause 10.4 (Cost of funds) shall apply to the Loan or that part of the Loan (as applicable) for the relevant Interest Period.
10.4	Cost of funds
(a)
If this Clause 10.4 (Cost of funds) applies, the rate of interest on the Loan or the relevant part of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)
the rate notified by the Lender to the Borrower as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum the cost to the Lender of funding the Loan or that part of the Loan from whatever source it may reasonably select or, if such rate is less than zero, such rate shall be deemed to be zero.

(b)
If this Clause 10.4 (Cost of funds) applies and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(c)	Any substitute or alternative basis agreed pursuant to paragraph (b) above shall, be binding on all Parties.
10.5	Break Costs
The Borrower shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of the Loan or an Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan, the relevant part of the Loan or that Unpaid Sum.
11	FEES
11.1	Commitment fee
(a)	The Borrower shall pay to the Lender a fee computed at the rate of 1.00 per cent. per annum on the Available Facility quarterly in arrears during the Availability Period.
(b)
The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled, on the cancelled amount of the Available Facility at the time the cancellation is effective.

11.2	Arrangement fee
The Borrower shall pay to the Lender on the Utilisation Date an arrangement fee in an amount equal to 0.80 per cent. of the Loan actually utilised on the Utilisation Date.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
12	TAX GROSS UP AND INDEMNITIES
12.1	Definitions
(a)	In this Agreement:
"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.
"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
"Tax Payment" means either the increase in a payment made by the Borrower to the Lender under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).
(b)
Unless a contrary indication appears, in this Clause 12 (Tax Gross Up and Indemnities) reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up
(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(b)
The Borrower shall promptly upon becoming aware that the Borrower must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower and the Borrower on becoming so aware in respect of a payment payable to the Lender.

(c)
If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)
Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity
(a)
The Borrower shall (within five (5) Business Days of written demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on the Lender:
(A)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or
(B)	under the law of the jurisdiction in which the Lender's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or
(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or
(B)	relates to a FATCA Deduction required to be made by a Party.
(c)	The Lender shall, if making, or intending to make, a claim under paragraph (a) above, promptly notify the Borrower of the event which will give, or has given, rise to the claim.
12.4	Tax Credit
If the Borrower makes a Tax Payment and the Lender determines that:
(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was received; and
(b)	the Lender has obtained and utilised that Tax Credit,
the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.
12.5	Stamp taxes
The Borrower shall pay and, within five (5) Business Days of written demand, indemnify the Lender against any cost, loss or liability which the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.
12.6	VAT
(a)
All amounts expressed to be payable under a Finance Document by any Party to the Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any such supply made by the Lender to any Party under a Finance Document and the Lender is required to account to the relevant tax authority for the relevant VAT (if any), that Party must pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the charged VAT as per the above (and the Lender must promptly provide an appropriate VAT invoice to that Party).
(b)
Where a Finance Document requires any Party to reimburse or indemnify the Lender for any cost or expense, that Party shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part of it as represents VAT (if charged), save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(c)
Any reference in this Clause 12.6 (VAT) to any Party shall, at any time when that Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC or as implemented by the relevant member state of the European Union) each if applicable so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or representative or head) of that group or unity at the relevant time (as the case may be).

(d)
In relation to any supply made by the Lender to any Party under a Finance Document, if reasonably requested by the Lender, that Party must promptly provide the Lender with details of that Party's VAT registration (if applicable) and such other information as is reasonably requested in connection with the Lender's VAT reporting requirements in relation to such supply.

12.7	FATCA Information
(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party; and
(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to sub-paragraph (i) of paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Paragraph (a) above shall not oblige the Lender to do anything and sub-paragraph (iii) of paragraph (a) above shall not oblige any other Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality.
(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with sub-paragraphs (i) or (ii) of paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.8	FATCA Deduction
(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment.

13	INCREASED COSTS
13.1	Increased costs
(a)
Subject to Clause 13.3 (Exceptions), the Borrower shall, within five (5) Business Days of a written demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or
(ii)	compliance with any law or regulation made,
in each case after the date of this Agreement; or

(iii)	the implementation, application of or compliance with Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV.
(b)	In this Agreement:
(i)	"Basel III" means:
(A)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".
(ii)	"CRD IV" means:
(A)
Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012;

(B)
Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC; and

(C)	any other law or regulation which implements Basel III.
(iii)	"Increased Costs" means:
(A)	a reduction in the rate of return from the Facility or on the Lender's (or its Affiliate's) overall capital;
(B)	an additional or increased cost; or
(C)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by the Lender or any of its Affiliates as a result of the events referred in Clause 13.1 (Increased costs) to the extent that it is attributable to the Lender having entered into the Commitment or funding or performing its obligations under any Finance Document.
13.2	Increased cost claims
If the Lender intends to make a claim pursuant to Clause 13.1 (Increased costs) it shall promptly notify the Borrower.
13.3	Exceptions
Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:
(a)	attributable to a Tax Deduction required by law to be made by the Borrower;
(b)	attributable to a FATCA Deduction required to be made by a Party;
(c)
compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(d)	compensated for by any payment made pursuant to Clause 14.3 (Mandatory Cost); or

(e)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.
14	OTHER INDEMNITIES
14.1	Currency indemnity
(a)
If any sum due from the Borrower under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against the Borrower; or
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower shall, as an independent obligation, on demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
14.2	Other indemnities
(a)	The Borrower shall within five (5) days of a written demand, indemnify the Lender and any Receiver and Delegate against:
(i)	any cost, loss or liability incurred by it as a result of:
(A)	the occurrence of any Event of Default;
(B)	a failure by a Transaction Obligor to pay any amount due under a Finance Document to which it is a party on its due date;
(C)
funding, or making arrangements to fund the Loan, requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

(D)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower; and
(ii)
any cost, loss or liability incurred by the Lender (otherwise than by reason of the Lender's gross negligence or wilful misconduct) or, in the case of any cost, loss or liability pursuant to Clause 28.6 (Disruption to Payment Systems etc.) notwithstanding the Lender's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender.

(b)
The Borrower shall, on demand, indemnify the Lender, each Affiliate of the Lender and any Receiver and Delegate and each officer or employee of the Lender or its Affiliate or any Receiver or Delegate (as applicable) (each such person for the purposes of this Clause 14.2 (Other indemnities) an "Indemnified Person"), against any cost, loss or liability incurred by that Indemnified Person pursuant to or in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry, in connection with or arising out of the entry into and the transactions contemplated by the Finance Documents, having the benefit of any Security constituted by the Finance Documents or which relates to the condition or operation of, or any incident occurring in relation to, the Ship unless such cost, loss or liability is caused by the gross negligence or wilful misconduct of that Indemnified Person.

(c)
No Party other than the Lender or the Receiver or Delegate (as applicable) may take any proceedings against any officer, employee or agent of the Lender or the Receiver or Delegate (as applicable) in respect of any claim it might have against the Lender or the Receiver or Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Security Property.

(d)
Without limiting, but subject to any limitations set out in paragraph (b) above, the indemnity in paragraph (b) above shall cover any cost, loss or liability incurred by each Indemnified Person in any jurisdiction:

(i)	arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions; or
(ii)	in connection with any Environmental Claim.
(e)	The Borrower shall, on demand, indemnify the Lender and every Receiver and Delegate against any cost, loss or liability incurred by any of them:
(i)	in relation to or as a result of:
(A)	any failure by the Borrower to comply with its obligations under Clause 16 (Costs and Expenses);
(B)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
(C)	the taking, holding, protection or enforcement of the Finance Documents and the Transaction Security;
(D)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Lender and each Receiver and Delegate by the Finance Documents or by law;
(E)	any default by any Transaction Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents to which it is a party;
(F)	any action by any Transaction Obligor which vitiates, reduces the value of, or is otherwise prejudicial to, the Transaction Security; and
(G)	instructing lawyers, surveyors or other professional advisers or experts following the occurrence of an Event of Default which is continuing;

(ii)
which otherwise relates to any of the Security Property or the performance of the terms of this Agreement or the other Finance Documents (otherwise, in each case, than by reason of the Lender's or Receiver's or Delegate's gross negligence or wilful misconduct).

(f)
Any Affiliate or Receiver or Delegate or any officer or employee of the Lender, or of any of its Affiliates or any Receiver or Delegate (as applicable) may rely on this Clause 14.2 (Other indemnities) and the provisions of the Third Parties Act, subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

14.3	Mandatory Cost
The Borrower shall, on demand by the Lender, pay to the Lender, such amount which the Lender certifies in a notice to the Borrower to be its good faith determination of the amount necessary to compensate it for complying with:
(a)
if the Lender is lending from a Facility Office in a Participating Member State, the minimum reserve requirements (or other requirements having the same or similar purpose) of the European Central Bank (or any other authority or agency which replaces all or any of its functions) in respect of loans made from that Facility Office; and

(b)
if the Lender is lending from a Facility Office in the United Kingdom, any reserve asset, special deposit or liquidity requirements (or other requirements having the same or similar purpose) of the Bank of England (or any other governmental authority or agency) and/or paying any fees to the Financial Conduct Authority and/or the Prudential Regulation Authority (or any other governmental authority or agency which replaces all or any of their functions), which, in each case, is referable to the Loan.
15	MITIGATION BY THE LENDER
15.1	Mitigation
(a)
The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross Up and Indemnities), Clause 13 (Increased Costs) or paragraph (a) of Clause 14.3 (Mandatory Cost) including (but not limited to) transferring or assigning its rights under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Transaction Obligor under the Finance Documents.
15.2	Limitation of liability
(a)	The Borrower shall, on demand, indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 15.1 (Mitigation).
(b)	The Lender is not obliged to take any steps under Clause 15.1 (Mitigation) if either:
(i)	an Event of Default has occurred and is continuing; or
(ii)	in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

16	COSTS AND EXPENSES
16.1	Transaction expenses
The Borrower shall, promptly on written demand, pay the Lender the amount of all costs and expenses (including all pre-agreed legal fees which shall be payable in any event not later than thirty (30) days from the date of issuance of Lender's legal advisors relevant invoices) reasonably incurred by it in connection with the negotiation, preparation, printing, execution and perfection of:
(a)	this Agreement and any other documents referred to in this Agreement or in a Security Document; and
(b)	any other Finance Documents executed after the date of this Agreement.
16.2	Amendment costs
If:
(a)	a Transaction Obligor requests an amendment, waiver or consent; or
(b)	a Transaction Obligor requests, and the Lender agrees to, the release of all or any part of the Security Assets from the Transaction Security, the Borrower shall, on demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement Provided that no sum shall be payable under this Clause 16.2 (Amendment costs) if the relevant request for an amendment, notice, waiver or consent are rejected by the Lender and/or are not granted.
16.3	Enforcement and preservation costs
The Borrower shall, within three (3) Business Days of written demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document or the Transaction Security and with any proceedings instituted by or against the Lender as a consequence of it entering into a Finance Document, taking or holding the Transaction Security, or enforcing those rights.

SECTION 7
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
17	REPRESENTATIONS
17.1	General
The Borrower makes the representations and warranties set out in this Clause 17 (Representations) to the Lender on the date of this Agreement.
17.2	Status
(a)	It is a corporation, duly incorporated and validly existing in good standing under the law of its Original Jurisdiction.
(b)	It has the power to own its assets and carry on its business as it is being conducted. 17.3 Share capital and ownership
(a)	The Borrower is authorised to issue 500 registered and/or bearer shares with a par value of US$0.01 each, all of which shares have been issued.
(b)	The legal title to and direct beneficial interest in the shares in the Borrower is held by the Relevant Shareholder, free of any Security (other than Permitted Security) or any other claim.
(c)	With the exception of the planned Spin-Off, none of the shares in the Borrower is subject to any option to purchase, pre-emption rights or similar rights.
17.4	Binding obligations
Subject to Legal Reservations, the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations.
17.5	Validity, effectiveness and ranking of Security
(a)
Each Finance Document to which it is a party does now or, as the case may be, will upon execution and delivery create the Security it purports to create over any assets to which such Security, by its terms, relates, and such Security will, when created or intended to be created, be valid and effective.

(b)	No third party has or will have any Security (except for Permitted Security) over any assets that are the subject of any Transaction Security granted by it.
(c)
The Transaction Security granted by it to the Lender has or will when created or intended to be created have first ranking priority or such other priority it is expressed to have in the Finance Documents and is not subject to any prior ranking or pari passu ranking security.

(d)	No concurrence, consent or authorisation of any person is required for the creation of or otherwise in connection with any Transaction Security.

17.6	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, each Transaction Document to which it is a party do not and will not conflict with:
(a)	any law or regulation applicable to it;
(b)	its constitutional documents; or
(c)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument.
17.7	Power and authority
(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise:
(i)	its entry into, performance and delivery of, each Transaction Document to which it is or will be a party and the transactions contemplated by those Transaction Documents; and
(ii)	in the case of the Borrower on the Delivery Date, the registration of the Ship under its Approved Flag.
(b)	No limit on its powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.
17.8	Validity and admissibility in evidence
All Authorisations required or desirable:
(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and
(b)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions, have been obtained or effected and are in full force and effect.
17.9	Governing law and enforcement
(a)	The choice of governing law of each Transaction Document to which it is a party will be recognised and enforced in its Relevant Jurisdictions.
(b)
Any judgment obtained in relation to a Transaction Document to which it is a party in the jurisdiction of the governing law of that Transaction Document will be recognised and enforced in its Relevant Jurisdictions.

17.10	Insolvency
No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 24.8 (Insolvency proceedings); or
(b)	creditors' process described in Clause 24.9 (Creditors' process), has been taken or, to its knowledge, threatened in relation to a Transaction Obligor; and none of the circumstances described in Clause 24.7 (Insolvency) applies to a Transaction Obligor.
17.11	No filing or stamp taxes
Under the laws of its Relevant Jurisdictions it is not necessary that the Finance Documents to which it is a party be registered, filed, recorded, notarised or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents to which it is a party or the transactions contemplated by those Finance Documents.
17.12	Deduction of Tax
It is not required to make any Tax Deduction from any payment it may make under any Finance Document to which it is a party.
17.13	No default
(a)
No Event of Default and, on the date of this Agreement and on the Utilisation Date, no Default is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)
No other event or circumstance is outstanding which constitutes a default or a termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject which might have a Material Adverse Effect.

17.14	No misleading information
(a)
Any factual information provided by any Transaction Obligor for the purposes of this Agreement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Nothing has occurred or been omitted from any such information and no information has been given or withheld that results in any such information being untrue or misleading in any material respect.
17.15	Pari passu ranking
Its payment obligations under the Finance Documents to which it is a party rank at least pail passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
17.16	No proceedings pending or threatened
(a)
No litigation, arbitration or administrative proceedings or investigations (including proceedings or investigations relating to any alleged or actual breach of the ISM Code or of the ISPS Code) of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any other Transaction Obligor.
(b)
No judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which might reasonably be expected to have a Material Adverse Effect has (to the best of its knowledge and belief (having made due and careful enquiry)) been made against it or any other Transaction Obligor.

17.17	Validity and completeness of the Shipbuilding Contract
(a)	The Shipbuilding Contract constitutes legal, valid, binding and enforceable obligations of the Builder and the Borrower.
(b)	The copy of the Shipbuilding Contract delivered to the Lender before the date of this Agreement is a true and complete copy.
(c)
Other than as disclosed to the Lender in writing on or before the date of this Agreement, no further amendments or additions to the Shipbuilding Contract have been agreed nor has the Borrower or the Builder waived any of their respective rights under the Shipbuilding Contract.

17.18	No rebates etc.
There is no agreement or understanding to allow or pay any rebate, premium, inducement, commission, discount or other benefit or payment (however described) to the Borrower, the Builder or a third party in connection with the purchase by the Borrower of the Ship, other than as disclosed to the Lender in writing on or before the date of this Agreement.
17.19	Valuations
(a)
All information supplied by it or on its behalf to an Approved Valuer for the purposes of a valuation delivered to the Lender in accordance with this Agreement was true and accurate as at the date it was supplied or (if appropriate) as at the date (if any) at which it is stated to be given.

(b)	It has not omitted to supply any information to an Approved Valuer which, if disclosed, would adversely affect any valuation prepared by such Approved Valuer.
(c)
There has been no change to the factual information provided pursuant to paragraph (a) above in relation to any valuation between the date such information was provided and the date of that valuation which, in either case, renders that information untrue or misleading in any material respect.

17.20	No breach of laws
It has not breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.
17.21	Compliance with Environmental Laws
All Environmental Laws relating to the ownership, operation and management of the Ship and the business of each Transaction Obligor (as now conducted and as reasonably anticipated to be conducted in the future) and the terms of all Environmental Approvals have been complied with.
17.22	No Environmental Claim
No Environmental Claim has been made or threatened against any Transaction Obligor or the Ship which might reasonably be expected to have a Material Adverse Effect.
17.23	No Environmental Incident
No Environmental Incident has occurred and no person has claimed that an Environmental Incident has occurred against any Transaction Obligor or the Ship which might reasonably be expected to have a Material Adverse Effect.
17.24	ISM and ISPS Code compliance
All requirements of the ISM Code and the ISPS Code as they relate to the Borrower, the Approved Manager and the Ship have been complied with.
17.25	Taxes paid
(a)
It is not and no other Transaction Obligor is materially overdue in the filing of any Tax returns and it is not (and no other Transaction Obligor is) overdue in the payment of any amount in respect of Tax.

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any other Transaction Obligor) with respect to Taxes.
17.26	Financial Indebtedness
The Borrower has no Financial Indebtedness outstanding other than Permitted Financial Indebtedness.
17.27	Good title to assets
It and each other Transaction Obligor has good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.
17.28	Ownership
(a)	With effect on and from the Delivery Date, the Borrower will be the sole legal and direct beneficial owner of the Ship, its Earnings and its Insurances.
(b)
With effect on and from the date of its creation or intended creation, each Transaction Obligor will be the sole legal and direct beneficial owner of any asset that is the subject of any Transaction Security created or intended to be created by the Security Documents to which such Transaction Obligor is a party.

(c)
The constitutional documents of each Transaction Obligor do not and could not restrict or inhibit any transfer of the shares of the Borrower on creation or enforcement of the security conferred by the Security Documents.

17.29	Place of business
No Transaction Obligor shall have an established place of business in the USA or in the UK at any time during the Security Period. For the avoidance of doubt this does not preclude either Euroseas or Eurodry from being companies publicly listed on the US Nasdaq.
17.30	Sanctions
None of the Transaction Obligors, any of their Subsidiaries, any director or officer or any employee, agent, or Affiliate of a Transaction Obligor or any of its Subsidiaries:
(a)	is a Prohibited Person; or
(b)	is acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person.
17.31	US Tax Obligor
No Transaction Obligor is a US Tax Obligor.
17.32	Repetition
The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.
18	INFORMATION UNDERTAKINGS
18.1	General
The undertakings in this Clause 18 (Information Undertakings) remain in force throughout the Security Period unless the Lender otherwise permits.
18.2	Information: miscellaneous
The Borrower shall supply to the Lender:
(a)	all documents dispatched by it to its Shareholder (or any class of them) or its creditors generally at the same time as they are dispatched;
(b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings or investigations (including proceedings or investigations relating to any alleged or actual breach of the ISM Code or of the ISPS Code) which are current, threatened or pending against any Transaction Obligor, and which might, if adversely determined, have a Material Adverse Effect;

(c)
promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any Transaction Obligor and which might have a Material Adverse Effect;

(d)	promptly, its constitutional documents where these have been amended or varied;
(e)	promptly, such further information and/or documents regarding:
(i)	the Ship, goods transported on the Ship, its Earnings and its Insurances;

(ii)	any Qualifying Charter;
(iii)	the Security Assets;
(iv)	compliance of the Transaction Obligors with the terms of the Finance Documents to which they are a party;
(v)	the financial condition, business, affairs, commitments and operations of the Corporate Guarantor and the Approved Manager,
as the Lender may reasonably request; and
(f)
promptly, such further information and/or documents as the Lender may reasonably request so as to enable the Lender to comply with any laws applicable to it or as may be required by any regulatory authority.

18.3	Notification of Event of Default
(a)
The Borrower shall, and shall procure that each other Transaction Obligor shall, notify the Lender of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)
Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Event of Default is continuing (or if an Event of Default is continuing, specifying the Event of Default and the steps, if any, being taken to remedy it).

18.4 "Know your customer" checks
If:
(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(b)	any change in the status of a Transaction Obligor (including, without limitation, a change of ownership of a Transaction Obligor) after the date of this Agreement; or
(c)	a proposed assignment by the Lender of any of its rights under this Agreement, obliges the Lender (or, in the case of paragraph (c) above, any prospective assignee) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective assignee) in order for the Lender or, in the case of the event described in paragraph (c) above, any prospective assignee to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19	GENERAL UNDERTAKINGS
19.1	General
The undertakings in this Clause 19 (General Undertakings) remain in force throughout the Security Period except as the Lender may otherwise permit (such permission not to be unreasonably withheld in the case of Clause 19.12 (Merger)).
19.2	Authorisations
The Borrower shall, and shall procure that each other Transaction Obligor will, promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)	supply certified copies to the Lender of,
any Authorisation required under any law or regulation of a Relevant Jurisdiction or the state of the Approved Flag at any time of the Ship to enable it to:
(i)	perform its obligations under the Transaction Documents to which it is a party;
(ii)
ensure the legality, validity, enforceability or admissibility in evidence in any Relevant Jurisdiction or in the state of the Approved Flag at any time of the Ship of any Transaction Document to which it is a party; and

(iii)	own and operate the Ship (in the case of the Borrower).
19.3	Compliance with laws
The Borrower shall, and shall procure that each other Transaction Obligor will, comply in all respects with all laws and regulations to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.
19.4	Environmental compliance
The Borrower shall, and shall procure that each other Transaction Obligor will:
(a)	comply with all Environmental Laws;
(b)	obtain, maintain and ensure compliance with all requisite Environmental Approvals;
(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law, where failure to do so has or is reasonably likely to have a Material Adverse Effect.
19.5	Environmental Claims
The Borrower shall, and shall procure that each other Transaction Obligor will, promptly upon becoming aware of the same, inform the Lender in writing of:
(a)	any Environmental Claim against any Transaction Obligor which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any Transaction Obligor, where the claim, if determined against that Transaction Obligor, has or is reasonably likely to have a Material Adverse Effect.
19.6	Taxation
(a)
The Borrower shall, and shall procure that each other Transaction Obligor will, pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;
(ii)
adequate reserves are maintained for those Taxes and the costs required to contest them and, in the case of the Corporate Guarantor, both have been disclosed in the latest financial statements delivered to the Lender pursuant to the terms of the relevant Corporate Guarantee; and

(iii)	such payment can be lawfully withheld.
(b)	The Borrower shall not, and the Borrower shall procure that no other Transaction Obligor will, change its residence for Tax purposes.
19.7	No change to centre of main interests
For the purposes of The Council of the European Union Regulation No. 2015/848 on Insolvency Proceedings (recast)(the "Regulation"), the Borrower shall not (i) change its centre of main interest (as that term is used in Article 3(1) of the Regulation) from that disclosed to the Lender on or prior to the date of this Agreement nor (ii) create any "establishment" (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.
19.8	Pari passu ranking
The Borrower shall, and shall procure that each other Transaction Obligor will, ensure that at all times any unsecured and unsubordinated claims of the Lender against it under the Finance Documents to which each of them is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.
19.9	Title
(a)	With effect on and from the Delivery Date, the Borrower shall hold the legal title to, and own the entire direct beneficial interest in the Ship, its Earnings and its Insurances; and
(b)
With effect on and from its creation or intended creation, the Borrower shall hold the legal title to, and own the entire direct beneficial interest in any other assets the subject of any Transaction Security created or intended to be created by such Borrower.

19.10	Negative pledge
(a)
The Borrower shall not create or permit to subsist any Security over any of its assets which are the subject of the Security created or intended to be created by the Finance Documents other than Permitted Securities.

(b)	The Borrower shall not:
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by a Transaction Obligor;
(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;
(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(iv)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
(c)	Paragraphs (a) and (b) above do not apply to any Permitted Security.
19.11	Disposals
(a)
The Borrower shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset (including without limitation the Ship, its Earnings or its Insurances).

(b)	For the avoidance of doubt, paragraph (a)21.16(a) above does not apply to any Charter as all Charters are subject to Clause 21.16 (Restrictions on chartering, appointment of managers etc.).
19.12	Merger
Other than in respect of the Qualified IPO and the Spin-Off (which have already been approved by the Lender), the Borrower shall not, and the Borrower shall procure that the Shareholder will not, enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction.
19.13	Change of business
The Borrower shall not engage in any type of business other than the ownership and operation of its Ship.
19.14	Financial Indebtedness
The Borrower shall not incur or permit to be outstanding any Financial Indebtedness other than Permitted Financial Indebtedness.

19.15	Expenditure
The Borrower shall not incur any expenditure, except for expenditure reasonably incurred in the ordinary course of owning, operating, insuring, manning, supplying, chartering, trading maintaining and repairing its Ship.
19.16	Share capital
Other than for purposes of the transfer of ownership from Euroseas to Eurodry to take place as of the Substitute Date, the Borrower shall not:
(a)	purchase, cancel or redeem any of its share capital;
(b)	increase or reduce its authorised share capital;
(c)
issue any further shares except to the Shareholder and provided such new shares are made subject to the terms of the Shares Security applicable to the Borrower immediately upon the issue of such new shares in a manner satisfactory to the Lender and the terms of that Shares Security are complied with;

(d)	appoint any further director or officer of the Borrower (unless the provisions of the Shares Security applicable to the Borrower are complied with).
19.17	Dividends
The Borrower shall not declare, make or pay any dividend or other distribution (in cash or in kind) in respect of its share capital following (i) a breach under Clause 22.1 (Minimum required security cover), (ii) the occurrence of an Event of Default or (iii) where the making or payment of such dividend or distribution would result in the occurrence of an Event of Default.
19.18	Other transactions
The Borrower shall not:
(a)
give or allow to be outstanding any guarantee or indemnity to or for the benefit of any person in respect of any obligation of any other person or enter into any document under which the Borrower assumes any liability of any other person other than any guarantee or indemnity given under the Finance Documents;

(b)	enter into any material agreement other than:
(i)	the Transaction Documents;
(ii)	any other agreement expressly allowed under any other term of this Agreement and
(c)	enter into any transaction on terms which are, in any respect, less favourable to that Transaction Obligor than those which it could obtain in a bargain made at arms' length; or
(d)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks.
(e)	For the avoidance of doubt, the Borrower may enter into any agreements for operating, trading, chartering, manning, insuring, maintaining, repairing and supplying the Ship.

19.19	Unlawfulness, invalidity and ranking; Security imperilled
The Borrower shall not, and the Borrower shall procure that no other Transaction Obligor will, do (or fail to do) or cause or permit another person to do (or omit to do) anything which is likely to:
(a)	make it unlawful for a Transaction Obligor to perform any of its obligations under the Transaction Documents to which it is a party;
(b)	cause any obligation of a Transaction Obligor under the Transaction Documents to which it is a party to cease to be legal, valid, binding or enforceable;
(c)	cause any Transaction Document to cease to be in full force and effect;
(d)	cause any Transaction Security to rank after, or lose its priority to, any other Security; and
(e)	imperil or jeopardise the Transaction Security.
19.20	Further assurance
(a)
The Borrower shall, and shall procure that each other Transaction Obligor will, promptly, and in any event within the time period specified by the Lender do all such acts (including procuring or arranging any registration, notarisation or authentication or the giving of any notice) or execute or procure execution of all such documents (including assignments, transfers, mortgages, charges, notices, instructions, acknowledgments, proxies and powers of attorney), as the Lender may reasonably specify (and in such form as the Lender may require in favour of the Lender or its nominee(s)):

(i)
to create, perfect, vest in favour of the Lender or protect the priority of the Security or any right of any kind created or intended to be created by the Finance Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Lender or any Receiver or Delegate provided by or pursuant to the Finance Documents or by law;

(ii)
to confer on the Lender Security over any property and assets of that Transaction Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Finance Documents;

(iii)
to facilitate or expedite the realisation and/or sale of, the transfer of title to or the grant of, any interest in or right relating to the assets which are, or are intended to be, the subject of the Transaction Security or to exercise any power specified in any Finance Document in respect of which the Security has become enforceable following the occurrence of an Event of Default which is continuing; and/or

(iv)	to enable or assist the Lender to commence, defend or conduct any proceedings and/or to take any other action relating to any item of the Security Property.
(b)
The Borrower shall, and shall procure that each other Transaction Obligor will, take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Lender by or pursuant to the Finance Documents.

(c)
At the same time as the Borrower delivers to the Lender any document executed by itself or another Transaction Obligor pursuant to this Clause 19.20 (Further assurance), the Borrower shall deliver, or shall procure that such other Transaction Obligor will deliver, to the Lender a certificate signed by two of the Borrower's or Transaction Obligor's directors or officers which shall:

(i)	set out the text of a resolution of the Borrower's or Transaction Obligor's directors specifically authorising the execution of the document specified by the Lender; and
(ii)
state that either the resolution was duly passed at a meeting of the directors validly convened and held, throughout which a quorum of directors entitled to vote on the resolution was present, or that the resolution has been signed by all the directors or officers and is valid under the Borrower's or Transaction Obligor's articles of association or other constitutional documents.

19.21	Banking operations
The Borrower shall conduct all its banking operations in connection with the Ship through the London branch of the Lender or any other branch nominated by the Lender in its discretion but following consultation with the Borrower.
19.22	Minimum Liquidity
(a)	The Borrower shall maintain in the Minimum Liquidity Account:
(i)	as from the Utilisation Date and at all times thereafter during the Security Period, a minimum liquidity of not less than $300,000; and
(ii)
if the Ship will not be employed under a Qualifying Charter on the Delivery Date, for the period commencing on the Utilisation Date and ending on the earlier of (A) the date on which the mandatory prepayment is made under Clause 7.6 (Mandatory prepayment on non-employment of Ship under Qualifying Charter) or (B) the date on which the Ship is employed under a Qualifying Charter, an additional minimum liquidity of an amount equal to $1,315,000 Provided that in the case of (B) above the Borrower has complied with the terms and conditions of Clause 21.21 (Qualifying Charter), in each case free of Security other than the relevant Account Security in favour of the Lender.
(b)
If the Borrower complies with the terms and conditions of Clause 21.21 (Qualifying Charter), the additional minimum liquidity amount required to be maintained under paragraph (a)(ii) above will be released to the Borrower or, if the Borrower does not comply with the terms and conditions of Clause 21.21 (Qualifying Charter), the Borrower hereby irrevocably and unconditionally authorises the Lender to apply such additional minimum liquidity amount for the mandatory prepayment to be made in accordance with Clause 7.6 (Mandatory prepayment on non-employment of Ship under Qualifying Charter).

19.23	Sanctions
No Transaction Obligor will, directly or indirectly, use the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the target of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loan, whether as underwriter, advisor investor or otherwise).
20	INSURANCE UNDERTAKINGS
20.1	General
The undertakings in this Clause 20 (Insurance Undertakings) remain in force from the Delivery Date and at all times thereafter throughout the rest of the Security Period except as the Lender may otherwise permit.
20.2	Maintenance of obligatory insurances
The Borrower shall keep the Ship insured at its expense against:
(a)	fire and usual marine risks (including hull and machinery and excess risks);
(b)	war risks;
(c)	protection and indemnity risks; and
(d)
any other risks against which the Lender considers, having regard to practices and other circumstances prevailing at the relevant time, it would be reasonable for the Borrower to insure and which are specified by the Lender by notice to the Borrower.

20.3	Terms of obligatory insurances
The Borrower shall effect such insurances:
(a)	in dollars;
(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of:
(i)	an amount which equals 125 per cent. of the Loan; and
(ii)	the Market Value of the Ship;
(c)
in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(d)	in the case of protection and indemnity risks, in respect of the full tonnage of its Ship;
(e)	on approved terms; and
(f)
through Approved Brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

20.4	Further protections for the Lender
In addition to the terms set out in Clause 20.3 (Terms of obligatory insurances), the Borrower shall procure that the obligatory insurances effected by it shall:

(a)	subject always to paragraph (b), name the Borrower as the sole named insured unless the interest of every other named insured is limited:
(i)	in respect of any obligatory insurances for hull and machinery and war risks;
(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and
(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and
(ii)
in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and every other named insured has undertaken in writing to the Lender (in such form as it requires) and that it shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;
(b)
whenever the Lender requires, name (or be amended to name) the Lender as additional named insured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender, but without the Lender being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Lender as loss payee with such directions for payment as the Lender may specify;
(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Lender shall be made without set off, counterclaim or deductions or condition whatsoever;
(e)	provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Lender; and
(f)	provide that the Lender may make proof of loss if the Borrower fails to do so.
20.5	Renewal of obligatory insurances
The Borrower shall:
(a)	at least 21 days before the expiry of any obligatory insurance effected by it:
(i)
notify the Lender of the Approved Brokers (or other insurers) and any protection and indemnity or war risks association through or with which it proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Lender's approval to the matters referred to in sub-paragraph (i) above;
(b)	at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Lender's approval pursuant to paragraph (a) above; and

(c)
procure that the Approved Brokers and/or the approved war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Lender in writing of the terms and conditions of the renewal.

20.6	Copies of policies; letters of undertaking
The Borrower shall ensure that the Approved Brokers provide the Lender with:
(a)	pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew; and
(b)	a letter or letters or undertaking in a form required by the Lender and including undertakings by the Approved Brokers that:
(i)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 20.4 (Further protections for the Lender);
(ii)	they will hold such policies, and the benefit of such insurances, to the order of the Lender in accordance with such loss payable clause;
(iii)	they will advise the Lender immediately of any material change to the terms of the obligatory insurances;
(iv)	they will, if they have not received notice of renewal instructions from the Borrower or its agents, notify the Lender not less than 14 days before the expiry of the obligatory insurances;
(v)	if they receive instructions to renew the obligatory insurances, they will promptly notify the Lender of the terms of the instructions;
(vi)
they will not set off against any sum recoverable in respect of a claim relating to the Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of the Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts; and

(vii)	they will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Lender.
20.7	Copies of certificates of entry
The Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship is entered provide the Lender with:
(a)	a certified copy of the certificate of entry for the Ship;
(b)	a letter or letters of undertaking in such form as may be required by the Lender; and
(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship.

20.8	Deposit of original policies
The Borrower shall ensure that all policies relating to obligatory insurances effected by it are deposited with the Approved Brokers through which the insurances are effected or renewed.
20.9	Payment of premiums
The Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Lender.
20.10	Guarantees
The Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.
20.11	Compliance with terms of insurances
(a)
The Borrower shall not do or omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part.

(b)	Without limiting paragraph (a) above, the Borrower shall:
(i)
take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in sub-paragraph (iii) of paragraph (b) of Clause 20.6 (Copies of policies; letters of undertaking)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior approval;

(ii)	not make any changes relating to the classification or classification society or manager or operator of the Ship approved by the underwriters of the obligatory insurances;
(iii)
make (and promptly supply copies to the Lender of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(iv)
not employ the Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

20.12	Alteration to terms of insurances
The Borrower shall not make or agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance.
20.13	Settlement of claims
The Borrower shall:

(a)	not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty without the prior written consent of the Lender; and
(b)
do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

20.14	Provision of copies of communications
The Borrower shall provide the Lender, at the time of each such communication, with copies of all written communications between the Borrower and:
(a)	the Approved Brokers;
(b)	the approved protection and indemnity and/or war risks associations; and
(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:
(i)	the Borrower's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and
(ii)
any credit arrangements made between the Borrower and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

20.15	Provision of information
The Borrower shall promptly provide the Lender (or any persons which it may designate) with any information which the Lender (or any such designated person) requests for the purpose of:
(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or
(b)
effecting, maintaining or renewing any such insurances as are referred to in Clause 20.16 (Mortgagee's interest and additional perils insurances) or dealing with or considering any matters relating to any such insurances, and the Borrower shall, forthwith upon demand, indemnify the Lender in respect of all fees and other expenses incurred by or for the account of the Lender in connection with any such report as is referred to in paragraph (a) above.
20.16	Mortgagee's interest and additional perils insurances
(a)
The Lender shall be entitled from time to time to effect, maintain and renew a mortgagee's interest marine insurance in an amount equal to 110 per cent. of the Loan, on such terms, through such insurers and generally in such manner as the Lender may from time to time consider appropriate.

(b)	The Borrower shall within five (5) Business Days following written demand and against receipt of appropriate vouchers and/or invoices fully indemnify the Lender in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any insurance referred to in paragraph (a) above or dealing with, or considering, any matter arising out of any such insurance.
21	GENERAL SHIP UNDERTAKINGS
21.1	General
The undertakings in this Clause 21 (General Ship Undertakings) remain in force on and from the Delivery Date and at all times thereafter throughout the rest of the Security Period except as the Lender may otherwise permit.
21.2	Ship's names and registration
The Borrower shall:
(a)	keep the Ship registered in its name under the Approved Flag from time to time at its port of registration;
(b)	not do or allow to be done anything as a result of which such registration might be suspended, cancelled or imperilled;
(c)	not enter into any dual flagging arrangement in respect of the Ship; and
(d)	not change the name of the Ship without the prior consent of the Lender (not to be unreasonably withheld or delayed),
Provided that any change of flag of the Ship shall be subject to:
(i)
the Ship remaining subject to Security securing the Secured Liabilities created by a first priority or preferred ship mortgage on the Ship and, if appropriate, a first priority deed of covenant collateral to that mortgage (or equivalent first priority Security) on substantially the same terms as the Mortgage on the Ship and on such other terms and in such other form as the Lender shall approve or require; and

(ii)	the execution of such other documentation amending and supplementing the Finance Documents as the Lender shall approve or reasonably require.
21.3	Repair and classification
The Borrower shall keep the Ship in a good and safe condition and state of repair:
(a)	consistent with first class ship ownership and management practice; and
(b)	so as to maintain the Approved Classification free of recommendations and conditions affecting class.
21.4	Classification society undertaking
The Borrower shall instruct the relevant Approved Classification Society (and procure that the Approved Classification Society undertakes with the Lender):

(a)	to send to the Lender, following receipt of a written request from the Lender, certified true copies of all original class records held by the Approved Classification Society in relation to the Ship;
(b)
to allow the Lender (or its agents), at any time and from time to time, to inspect the original class and related records of the Borrower and the Ship at the offices of the Approved Classification Society and to take copies of them;

(c)	to notify the Lender immediately in writing if the Approved Classification Society:
(i)	receives notification from the Borrower or any person that the Ship's Approved Classification Society is to be changed; or
(ii)
becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the Ship's class under the rules or terms and conditions of the Borrower or the Ship's membership of the Approved Classification Society;

(d)	following receipt of a written request from the Lender:
(i)
to confirm that the Borrower is not in default of any of its contractual obligations or liabilities to the Approved Classification Society, including confirmation that it has paid in full all fees or other charges due and payable to the Approved Classification Society; or

(ii)
to confirm that the Borrower is in default of any of its contractual obligations or liabilities to the Approved Classification Society, to specify to the Lender in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the Approved Classification Society.

21.5	Modifications
The Borrower shall not make any modification or repairs to, or replacement of, the Ship or equipment installed on it which would or might materially and adversely alter the structure, type or performance characteristics of the Ship or materially reduce its market value.
21.6	Removal and installation of parts
(a)	Subject to paragraph (b) below, the Borrower shall not remove any material part of the Ship, or any item of equipment installed on the Ship unless:
(i)	the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed;
(ii)	the replacement part or item is free from any Security in favour of any person other than the Lender; and
(iii)	the replacement part or item becomes, on installation on the Ship, the property of the Borrower and subject to the security constituted by the Mortgage on the Ship.
(b)	The Borrower may install leased equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by the Borrower.

21.7	Surveys
The Borrower shall submit the Ship regularly to all periodic or other surveys which may be required for classification purposes and, if so required by the Lender, provide the Lender, with copies of all survey reports.
21.8	Inspection
The Borrower shall permit the Lender (acting through surveyors or other persons appointed by it for that purpose) to board the Ship at all reasonable times and without interference to the trading of the Ship to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections Provided that until the occurrence of an Event of Default which is continuing the Borrower shall incur the costs of not more than one (1) inspection per Ship annually.
21.9	Prevention of and release from arrest
(a)	The Borrower shall promptly discharge:
(i)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship, its Earnings or its Insurances;
(ii)	all Taxes, dues and other amounts charged in respect of the Ship, its Earnings or its Insurances; and
(iii)	all other outgoings whatsoever in respect of the Ship, its Earnings or its Insurances.
(b)
The Borrower shall, immediately upon receiving notice of the arrest of the Ship or of its detention in exercise or purported exercise of any lien or claim, take all steps necessary to procure its release promptly and in any event not later than three (3) Business Days by providing bail or otherwise as the circumstances may require.

21.10	Compliance with laws etc.
The Borrower shall:
(a)	comply, or procure compliance with all laws or regulations:
(i)	relating to its business generally; and
(ii)	relating to the Ship, its ownership, employment, operation, management and registration, including, but not limited to, the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions and the laws of the Approved Flag;
(b)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environmental Approvals; and
(c)
without limiting paragraph (a) above, not employ the Ship nor allow its employment, operation or management in any manner contrary to any law or regulation including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and Sanctions.

21.11	ISPS Code
Without limiting paragraph (a) of Clause 21.10 (Compliance with laws etc.), the Borrower shall.
(a)	procure that the Ship and the company responsible for the Ship's compliance with the ISPS Code comply with the ISPS Code;
(b)	maintain an ISSC for the Ship; and
(c)	notify the Lender immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.
21.12	Sanctions and Ship trading
Without limiting Clause 21.10 (Compliance with laws etc.), the Borrower shall procure:
(a)	that the Ship shall not be used by or for the benefit of a Prohibited Person;
(b)	that the Ship shall not be used in trading in any manner contrary to Sanctions;
(c)	that the Ship shall not be traded in any manner which would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Insurances; and
(d)
that it will use its best endeavours to ensure that each charterparty (where applicable) in respect of the Ship shall contain, for the benefit of the Borrower, language similar to the BIMCO Sanctions Clause or the BIMCO Designated Entity Clause.

21.13	Trading in war zones
In the event of hostilities in any part of the world (whether war is declared or not), the Borrower shall not cause or permit the Ship to enter or trade to any zone which is declared a war zone by any government or by the Ship's war risks insurers unless:
(a)	the prior written consent of the war risks insurers has been given; and
(b)	the Borrower has (at its expense) effected any special, additional or modified insurance cover which the war risks insurers may require.
21.14	Provision of information
Without prejudice to Clause 18.2 (Information: miscellaneous) the Borrower shall promptly provide the Lender with any information which it requests regarding:
(a)	the Ship, its employment, position and engagements;
(b)	the Earnings and payments and amounts due to its master and crew;
(c)	any expenditure incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship and any payments made by it in respect of the Ship;
(d)	any towages and salvages; and
(e)	its compliance, the Approved Manager's compliance and the compliance of the Ship with the ISM Code and the ISPS Code,

and, upon the Lender's request, promptly provide copies of any current Charter relating to the Ship, of any current guarantee of any such Charter, the Ship's Safety Management Certificate and any relevant Document of Compliance.
21.15	Notification of certain events
The Borrower shall immediately notify the Lender by email or fax, confirmed forthwith by letter, of:
(a)	any casualty to the Ship which is or is likely to be or to become a Major Casualty;
(b)	any occurrence as a result of which the Ship has become or is likely to become a Total Loss;
(c)	any requisition of the Ship for hire;
(d)	any requirement or recommendation made in relation to the Ship by any insurer or classification society or by any competent authority which is not complied with in accordance with its terms;
(e)	any arrest or detention of the Ship that is not promptly lifted either with provision of security, bail or otherwise or any exercise or purported exercise of any lien on the Ship or the Earnings;
(f)	any intended dry docking of the Ship;
(g)	any Environmental Claim made against the Borrower or in connection with the Ship, or any Environmental Incident;
(h)	any claim for breach of the ISM Code or the ISPS Code being made against the Borrower, an Approved Manager or otherwise in connection with the Ship; or
(i)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with; or
(j)
the entering into any time, voyage or consecutive voyage charter in respect of the Ship the duration of which (without taking into account any optional extensions) exceeds or is capable of exceeding 12 months, and the Borrower shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall require as to the Borrower's, any such Approved Manager's or any other person's response to any of those events or matters.
21.16	Restrictions on chartering, appointment of managers etc.
The Borrower shall not:
(a)	let the Ship on demise charter for any period without the prior written consent of the Lender;
(b)
materially amend, supplement or terminate a Management Agreement (and for the avoidance of doubt, but without limitation, any amendment in respect of the management fees, milestone payments, duration, termination events and governing law of the management agreement will be considered material);

(c)	appoint a manager of the Ship other than the Approved Manager or agree to any material alteration to the terms of an Approved Manager's appointment (and for the avoidance of doubt, but without limitation, any amendment in respect of the management fees, milestone payments, duration, termination events and governing law of the management agreement will be considered material);
(d)	de activate or lay up the Ship; or
(e)
put the Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $900,000 (or the equivalent in any other currency) unless that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or its Earnings for the cost of such work or for any other reason.

21.17	Notice of Mortgage
The Borrower shall keep the relevant Mortgage registered against the Ship as a valid first preferred mortgage, carry on board the Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the master's cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the Borrower to the Lender.
21.18	Sharing of Earnings
The Borrower shall not enter into any agreement or arrangement for the sharing of any Earnings other than a profit sharing agreed at arm's length under a charter party provided that it is not a part of any pool arrangement, in which case the Lender's prior written consent will be required (such consent not to be unreasonably withheld or delayed).
21.19	Notification of compliance
The Borrower shall promptly provide the Lender from time to time with evidence (in such form as the Lender requires) that it is complying with this Clause 21 (General Ship Undertakings).
21.20	Charterparty Assignment
If the Borrower enters into any Charter the duration of which (without taking into account any optional extensions) exceeds or is capable of exceeding 12 months the Borrower shall, on the date on which it enters into such Charter or (as applicable) such amendment:
(a)	provide the Lender with a certified true copy of such Charter;
(b)
execute in favour of the Lender a Charterparty Assignment in respect of that Charter (such Charterparty Assignment to be notified to the relevant charterer and any charter guarantor and the Borrower to use reasonable endeavours to obtain an executed acknowledgment of the notice from the relevant charterer and charter guarantor in such form as the Lender may approve or require); and

(c)
without limiting the generality of the above, if that Charter is a bareboat charter, procure that the bareboat charterer shall promptly execute in favour of the Lender an assignment of (inter alia) all its rights, title and interest in and to the Insurances in respect of the Ship effected either by the Borrower or by the bareboat charterer and a letter of undertaking in favour of the Lender whereby (inter alia) the interests of the bareboat charterer under the bareboat charter are fully subordinated to the interests of the Lender and the other Finance Parties under the Finance Documents, each to be in an agreed form, and shall deliver to the Lender such other documents as it may reasonably require (including, without limitation, documents equivalent to those referred to at paragraphs 1.2 to 1.5 of Part A of Schedule 2 (Conditions Precedent) in respect of such Charterparty Assignment or tripartite agreement).
21.21	Qualifying Charter
If the Ship will not be employed under a Qualifying Charter on the Delivery Date, the Borrower shall enter into a Qualifying Charter within six months from the Utilisation Date and shall provide the Lender with all documents specified in paragraphs (a), (b) and (c) of Clause 21.20 (Charterparty Assignment), together with evidence that it has been unconditionally delivered by the Borrower to, and accepted by, the relevant charterer under the Qualifying Charter promptly thereafter. For the avoidance of doubt, if the Ship is not employed under a Qualifying Charter in accordance with this Clause, the Borrower shall partially prepay the Loan in accordance with Clause 7.6 (Mandatory prepayment on non-employment of Ship under Qualifying Charter).
22	SECURITY COVER
22.1	Minimum required security cover
Subject always to Clause 7.5 (Mandatory prepayment on change of control in Corporate Guarantor), Clause 22.2 (Provision of additional security; prepayment) applies if the Lender notifies the Borrower that:
(a)	the Market Value of the Ship then subject to a Mortgage; plus
(b)	the net realisable value of additional Security previously provided under this Clause 22 (Security Cover), is below 130 per cent. of the Loan.
22.2	Provision of additional security; prepayment
(a)
If the Lender serves a notice on the Borrower under Clause 22.1 (Minimum required security cover), the Borrower shall, on or before the date falling one Month after the date on which the Lender's notice is served (the "Prepayment Date"), prepay such part of the Loan as shall eliminate the shortfall.

(b)	The Borrower may, instead of making a prepayment as described in paragraph (a) above, provide, or ensure that a third party has provided, additional security which, in the opinion of the Lender:
(i)	has a net realisable value at least equal to the shortfall; and
(ii)	is documented in such terms as the Lender may approve or require, before the Prepayment Date; and conditional upon such security being provided in such manner, it shall satisfy such prepayment obligation.

22.3	Value of additional vessel security
The net realisable value of any additional security which is provided under Clause 22.2 (Provision of additional security; prepayment) and which consists of Security over a vessel shall be the Market Value of the vessel concerned and if in the form of freely available US Dollars in cash it will be valued on a dollar for dollar basis.
22.4	Valuations binding
Any valuation under this Clause 22 (Security Cover) and for purposes of Clause 7.5 (Mandatory prepayment on change of control in Corporate Guarantor) shall (absent manifest error) be binding and conclusive as regards the Borrower.
22.5	Provision of information
(a)
The Borrower shall promptly provide the Lender and any shipbroker acting under this Clause 22 (Security Cover) and for purposes of Clause 7.5 (Mandatory prepayment on change of control in Corporate Guarantor) with any information which the Lender or the shipbroker may request for the purposes of the valuation.

(b)
If the Borrower fails to provide the information referred to in paragraph (a) above by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Lender considers prudent.

22.6	Prepayment mechanism
Any prepayment pursuant to Clause 22.2 (Provision of additional security; prepayment) shall be made in accordance with the relevant provisions of Clause 7 (Prepayment and Cancellation) and shall be treated as a voluntary prepayment pursuant to Clause 7.3 (Voluntary prepayment of Loan).
22.7	Provision of valuations
In addition to the valuation of the Ship for purposes of Utilisation on the Utilisation Date, the Borrower shall also, at its own cost, provide the Lender with valuations of the Ship and any other vessel over which additional Security has been created in accordance with Clause 22.2 (Provision of additional security; prepayment), from an Approved Valuer appointed on behalf of and reporting to the Lender, to enable the Lender to determine the Market Value of the Ship for the purposes of determining the relevant percentage referred to in Clause 22.1 (Minimum required security cover) and for purposes of determining the relevant percentage referred to in Clause 7.5 (Mandatory prepayment on change of control in Corporate Guarantor) at any time that the Facility Agent may require.
23	ACCOUNTS AND APPLICATION OF EARNINGS
23.1	Accounts
The Borrower may not, without the prior consent of the Lender, maintain any bank account other than its Earnings Account and the Minimum Liquidity Account.

23.2	Payment of Earnings
The Borrower shall ensure that subject only to the provisions of the General Assignment to which it is a party, all the Earnings in respect of the Ship are paid in to its Earnings Account.
23.3	Location of Accounts
The Borrower shall promptly:
(a)	comply with any requirement of the Lender as to the location or relocation of its Earnings Account and the Minimum Liquidity Account (or either of them); and
(b)
execute any documents which the Lender reasonably specifies to create or maintain in favour of the Lender Security over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Account and the Minimum Liquidity Account.

23.4	Release of surplus
Any amount remaining to the credit of the Earnings Account following the making of any payments required under this Agreement shall unless an Event of Default shall have occurred and be continuing, be released to or to the order of the Borrower and may (for the avoidance of doubt) be withdrawn from the Earnings Account provided no Event of Default has occurred and is continuing.
24	EVENTS OF DEFAULT
24.1	General
Each of the events or circumstances set out in this Clause 24 (Events of Default) is an Event of Default except for Clause 24.21 (Acceleration) and Clause 24.22 (Enforcement of security).
24.2	Non-payment
A Transaction Obligor does not pay on the due date any amount payable pursuant to a Finance Document to which it is a party at the place at and in the currency in which it is expressed to be payable unless:
(a)	its failure to pay is caused by:
(i)	administrative or technical error; or
(ii)	a Disruption Event; and
(b)	payment is made within three (3) Business Days of its due date.
24.3	Specific obligations
A breach occurs of Clause 4.4 (Waiver of conditions precedent), 4.5 (Conditions subsequent relevant to Qualified IPO), Clause 19.9 (Title), Clause 19.10 (Negative pledge), Clause 19.19 (Unlawfulness, invalidity and ranking; Security imperilled), Clause 19.22 (Minimum Liquidity), Clause 20.2 (Maintenance of obligatory insurances), Clause 20.3 (Terms of obligatory insurances), Clause 20.5 (Renewal of obligatory insurances) or Clause 22 (Security Cover) or clause 10 (Financial Covenants) of the Corporate Guarantee. For the avoidance of doubt it will not be an Event of Default if the planned Spin-Off and/or Qualified IPO do not materialize for any reason whatsoever so long as Euroseas delivers to the Lender a duly executed Shares Security and any docu-ments required in accordance with Part C of Schedule 2 (Conditions Subsequent relevant to Qualified IPO).
24.4	Other obligations
(a)
A Transaction Obligor does not comply with any provision of the Finance Documents to which it is a party (other than those referred to in Clause 24.2 (Non-payment) and Clause 24.3 (Specific obligations)).

(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the Lender giving written notice to the Borrower or (if earlier) any Transaction Obligor becoming aware of the failure to comply.

24.5	Misrepresentation
Any representation or statement made or deemed to be made by a Transaction Obligor in the Finance Documents to which it is a party or any other document delivered by or on behalf of any Transaction Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.
24.6	Cross default
(a)	Any Financial Indebtedness of the Borrower or the Corporate Guarantor is not paid when due nor within any originally applicable grace period.
(b)
Any Financial Indebtedness of the Borrower or the Corporate Guarantor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)
Any commitment for any Financial Indebtedness of the Borrower or the Corporate Guarantor is cancelled or suspended by a creditor of the Borrower or the Corporate Guarantor as a result of an event of default (however described).

(d)
Any creditor of the Borrower or the Corporate Guarantor becomes entitled to declare any Financial Indebtedness of the Borrower or the Corporate Guarantor due and payable prior to its specified maturity as a result of an event of default (however described).

In respect of the Borrower and the Corporate Guarantor, no Event of Default under this Clause 24.6 (Cross default) shall occur if the aggregate amount of the Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (c) above is less than $1,000,000 (or its equivalent in any other currency or currencies).
24.7	Insolvency
(a)	Either the Borrower or the Corporate Guarantor:
(i)	is unable or admits inability to pay its debts as they fall due;
(ii)	is deemed to, or is declared to, be unable to pay its debts under any applicable law;
(iii)	suspends or threatens to suspend making payments on any of its debts; or

(iv)
by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Lender in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of the Borrower or the Corporate Guarantor is less than its liabilities (taking into account contingent and prospective liabilities).
(c)
A moratorium is declared in respect of any indebtedness of the Borrower or the Corporate Guarantor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

24.8	Insolvency proceedings
(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or the Corporate Guarantor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of the Borrower or the Corporate Guarantor;
(iii)
the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Borrower or the Corporate Guarantor or any of its assets; or

(iv)	enforcement of any Security over any assets of the Borrower or the Corporate Guarantor, or any analogous procedure or step is taken in any jurisdiction.
(b)	Paragraph (a) above shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement.
24.9	Creditors' process
Any expropriation, attachment, sequestration, distress or execution (or any analogous process in any jurisdiction) affects any asset or assets of the Borrower or the Corporate Guarantor.
24.10	Ownership of the Borrower
The Borrower is not or ceases to be a 100% directly owned Subsidiary of the Shareholder.
24.11	Change of Chairman or CEO of Corporate Guarantor
Mr Aristeidis J.Pittas ceases to be at any time the chairman and the chief executive officer of the board of directors of the Corporate Guarantor.
24.12	Delisting of Corporate Guarantor or no Substitute Date
(a)
Prior to the date of the Qualified IPO, Euroseas is delisted for any reason whatsoever from the Nasdaq stock exchange or, after the Qualified IPO, Eurodry is for any reason delisted from the Nasdaq stock exchange.

(b)	The Qualified IPO and Spin-Off have been completed but the Substitute Date does not occur within 5 days thereafter or any later date as the Lender may agree in writing in its absolute discretion.
24.13	Unlawfulness, invalidity and ranking
(a)	It is or becomes unlawful for a Transaction Obligor to perform any of its obligations under the Finance Documents to which it is a party.
(b)	Any obligation of a Transaction Obligor under the Finance Documents to which it is a party is not or ceases to be legal, valid, binding or enforceable.
(c)
Any Finance Document ceases to be in full force and effect or to be continuing or is or purports to be determined or any Transaction Security is alleged by a party to it (other than the Lender) to be ineffective.

(d)	Any Transaction Security proves to have ranked after, or loses its priority to, any other Security.
24.14	Security imperilled
Any Security created or intended to be created by a Finance Document is in any way imperilled or in jeopardy.
24.15	Cessation of business
The Borrower or the Corporate Guarantor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.
24.16	Arrest
Any arrest of the Ship or its detention in the exercise or the purported exercise of any lien or claim unless it is redelivered to the full control of the Borrower within 14 days of such arrest or detention.
24.17	Expropriation
The authority or ability of the Borrower or the Corporate Guarantor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Transaction Obligor or any of its assets other than:
(a)	an arrest or detention of the Ship referred to in Clause 24.16 (Arrest); or
(b)	any Requisition.
24.18	Repudiation and rescission of agreements
A Transaction Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Transaction Document to which it is a party or any of the Transaction Security or evidences an intention to rescind or repudiate a Transaction Document to which it is a party or any Transaction Security or a Transaction Document to which it is a party or any of the Transaction Security otherwise ceases to remain in full force and effect for any reason.
24.19	Litigation
Any litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency are started or threatened, or any judgment or order of a court, arbitral body or agency is made, in relation to any of the Transaction Documents or the transactions contemplated in any of the Transaction Documents or against the Borrower or the Corporate Guarantor or its assets which has or is reasonably likely to have a Material Adverse Effect.
24.20	Material adverse change
Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.
24.21	Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Lender may by written notice to the Borrower:
(a)	cancel the Commitment, whereupon it shall immediately be cancelled;
(b)
declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon it shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan be payable on demand, whereupon it shall immediately become payable on demand by the Lender, and the Lender may serve notices under paragraphs (a), (b) and (c) above simultaneously or on different dates and the Lender may take any action referred to in Clause 24.22 (Enforcement of security) if no such notice is served or simultaneously with or at any time after the service of any of such notice.
24.22	Enforcement of security
On and at any time after the occurrence of an Event of Default which is continuing the Lender may take any action which, as a result of such Event of Default or any notice served under Clause 24.21 (Acceleration), the Lender is entitled to take under any Finance Document or any applicable law or regulation.

SECTION 8
THE LENDER, THE BORROWER AND THE REFERENCE BANKS
25	CHANGES TO THE LENDER
25.1	Assignment and transfer by the Lender
Subject to this Clause 25 (Changes to the Lender), the Lender (the "Existing Lender") may assign any of its rights or transfer by novation any of its rights and obligations under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").
25.2	Conditions of assignment or transfer
(a)
The Lender shall not be required to consult with the Borrower or obtain the Borrower's written consent in connection with an assignment or transfer by the Lender pursuant to Clause 25.1 (Assignment and transfer by the Lender).

(b)	If:
(i)	the Existing Lender assigns any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(ii)
as a result of circumstances existing at the date the assignment or change occurs, a Transaction Obligor would be obliged to make a payment to the New Lender or the Existing Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or under that clause as incorporated by reference or in full in any other Finance Document or Clause 13 (Increased Costs), then the New Lender or the Existing Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender would have been if the assignment or change had not occurred.
(c)
The Borrower on behalf of itself and each Transaction Obligor agrees that all rights and interests (present, future or contingent) which the Existing Lender has under or by virtue of the Finance Documents are assigned to the New Lender absolutely, free of any defects in the Existing Lender's title and of any rights or equities which the Borrower or any other Transaction Obligor had against the Existing Lender.

25.3	Security over Lender's rights
In addition to the other rights provided to the Lender under this Clause 25 (Changes to the Lender), the Lender may without consulting with or obtaining consent from any Transaction Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation:
(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)
if the Lender is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:
(i)
release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by a Transaction Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the Lender under the Finance Documents.

26	CHANGES TO THE TRANSACTION OBLIGORS
26.1	Assignment or transfer by Transaction Obligors
No Transaction Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents to which it is a party.
27	THE REFERENCE BANKS
27.1	Role of Reference Banks
(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Lender.
(b)
No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)
No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 27.1 (Role of Reference Banks) subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

27.2	Third Party Reference Banks
A Reference Bank which is not a Party may rely on Clause 27.1 (Role of Reference Banks) and Clause 40 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

SECTION 9
ADMINISTRATION
28	PAYMENT MECHANICS
28.1	Payments to the Lender
(a)
On each date on which a Transaction Obligor is required to make a payment under a Finance Document to which it is a party, that Transaction Obligor shall make an amount equal to such payment available to the Lender for value on the due date at the time as required in the Finance Documents, or if not specified therein, in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Lender) and with such bank as the Lender, in each case, specifies.

28.2	Application of receipts; partial payments
(a)
If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by a Transaction Obligor under the Finance Documents to which it is a party, the Lender may apply that payment towards:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Finance Documents;
(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;
(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and
(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	Following the occurrence of an Event of Default which is continuing the Lender may vary the order set in paragraph (a) above.
(c)	Paragraphs (a) and (b) above will override any appropriation made by a Transaction Obligor.
28.3	No set-off by Transaction Obligors
All payments to be made by a Transaction Obligor under the Finance Documents to which any of them is a party shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
28.4	Business Days
(a)
Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
28.5	Currency of account
(a)	Subject to paragraphs (b) and (c) below, dollars is the currency of account and payment for any sum due from a Transaction Obligor under any Finance Document.
(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(c)	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.
28.6	Disruption to Payment Systems etc.
If either the Lender determines (in its discretion) that a Disruption Event has occurred or the Lender is notified by the Borrower that a Disruption Event has occurred which negatively affects the ability of the Borrower to repay the Loan and at the same has a Material Adverse Effect:
(a)
the Lender may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;

(b)
the Lender shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
any such changes agreed upon by the Lender and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred which at the same time has a Material Adverse Effect) be binding upon the Parties and any Transaction Obligors as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents;

(d)
the Lender shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.6 (Disruption to Payment Systems etc.).

29	SET-OFF
The Lender may set off any matured obligation due from a Transaction Obligor under the Finance Documents to which any them is a party (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Transaction Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
30	CONDUCT OF BUSINESS BY THE LENDER
No provision of this Agreement will:

(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
31	BAIL-IN
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the parties to a Finance Document, each Party acknowledges and accepts that any liability of any party to a Finance Document under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(a)	any Bail-In Action in relation to any such liability, including (without limitation):
(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)	a cancellation of any such liability; and
(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
32	NOTICES
32.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by email, fax or letter.
32.2	Addresses
The address, email address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents are:
(a)	in the case of the Borrower, that specified in Schedule 1 (The Parties); and
(b)
in the case of the Lender, that specified in Schedule 1 (The Parties) or, if it becomes a Party after the date of this Agreement, that notified in writing to the Lender on or before the date on which it becomes a Party;

or any substitute address, email address, fax number or department or officer as the Borrower may notify to the Lender (or the Lender may notify to the other Parties, if a change is made by the Lender) by not less than five (5) Business Days' notice.

32.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax or email, when received in legible form;
(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.
(b)
Any communication or document to be made or delivered to the Lender will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer of the Lender specified in Schedule 1 (The Parties) (or any substitute department or officer as the Lender shall specify for this purpose).

(c)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Transaction Obligors.
(d)
Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

32.4	Electronic communication
(a)
Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.
(b)
Any such electronic communication as specified in paragraph (a) above to be made between the Borrower and the Lender may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)
Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Lender only if it is addressed in such a manner as the Lender shall specify for this purpose.

(d)
Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)
Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 32.4 (Electronic communication).

32.5	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)
if not in English, and if so required by the Lender, accompanied by a certified English translation prepared by a translator approved by the Lender and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33	CALCULATIONS AND CERTIFICATES
33.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are (in the absence of manifest error) prima facie evidence of the matters to which they relate.
33.2	Certificates and determinations
Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
33.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.
34	PARTIAL INVALIDITY
If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions under the law of that jurisdiction nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
35	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of the Lender or any Receiver or Delegate, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of the Lender or any Receiver or Delegate shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.
36	SETTLEMENT OR DISCHARGE CONDITIONAL
Any settlement or discharge under any Finance Document between the Lender and any Transaction Obligor shall be conditional upon no security or payment to the Lender by any Transaction Obligor or any other person being set aside, adjusted or ordered to be repaid, whether under any insolvency law or otherwise.
37	IRREVOCABLE PAYMENT
If the Lender considers that an amount paid or discharged by, or on behalf of, a Transaction Obligor or by any other person in purported payment or discharge of an obligation of that Transaction Obligor to the Lender under the Finance Documents is capable of being avoided or otherwise set aside on the liquidation or administration of that Transaction Obligor or otherwise, then that amount shall not be considered to have been unconditionally and irrevocably paid or discharged for the purposes of the Finance Documents.
38	AMENDMENTS
Without prejudice to the generality of Clauses 1.2 (Construction), the Borrower expressly confirms that it intends that any guarantee contained in this Agreement or any other Finance Document and any Security created by any Finance Document shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.
39	CONFIDENTIAL INFORMATION
39.1	Confidentiality
The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 39.2 (Disclosure of Confidential Information) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.
39.2	Disclosure of Confidential Information
The Lender may disclose:
(a)
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;
(b)	to any person:
(i)
to (or through) whom it assigns (or may potentially assign) all or any of its rights and/or obligations under one or more Finance Documents and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Transaction Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)
appointed by the Lender or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph (i) or (ii) of paragraph (b) above;
(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitrations, administrative or other investigations, proceedings or disputes;
(vii)	to whom or for whose benefit the Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 25.3 (Security over Lender's rights);
(viii)	who is a Party or any related entity of a Transaction Obligor;
(ix)	as a result of the registration of any Finance Document as contemplated by any Finance Document or any legal opinion obtained in connection with any Finance Document;
in each case, such Confidential Information as the Lender shall consider appropriate if:
(A)
in relation to sub-paragraphs (i), (ii) and (iii) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to sub-paragraph (iv) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;
(C)
in relation to sub-paragraphs (v), (vi) and (vii) of paragraph (b) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances;

(c)
to any person appointed by the Lender or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered in to a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the Lender;

(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Transaction Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

39.3	Entire agreement
This Clause 39 (Confidential Information) constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
39.4	Inside information
The Lender acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender undertakes not to use any Confidential Information for any unlawful purpose.
39.5	Notification of disclosure
The Lender agrees (to the extent permitted by law and regulation) to inform the Borrower:
(a)
of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (v) of paragraph (b) of Clause 39.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 39 (Confidential Information).

39.6	Continuing obligations
The obligations in this Clause 39 (Confidential Information) are continuing and, in particular, shall survive and remain binding on the Lender for a period of 12 months from the earlier of:
(a)	the date on which all amounts payable by the Borrower under or in connection with this Agreement have been paid in full and the Commitment has been cancelled or otherwise ceased to be available; and
(b)	the date on which the Lender otherwise ceases to be the Lender.
For the avoidance of doubt nothing in this Clause prohibits any Transaction Obligor from making appropriate disclosures to the US SEC in compliance with the relevant reporting obligations of the Corporate Guarantor.
40	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS
40.1	Confidentiality and disclosure
(a)
The Borrower agrees to keep each Funding Rate (and the Lender agrees to keep each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (d) and (e) below.

(b)	The Lender may not disclose any Reference Bank Quotation to the Borrower.
(c)
The Lender may disclose any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Lender and the relevant Reference Bank.

(d)	The Lender may disclose any Reference Bank Quotation, and the Borrower may disclose any Funding Rate, to:
(i)
any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives, if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)
any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender or the Borrower, as the case may be, it is not practicable to do so in the circumstances;

(iii)
any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender or the Borrower, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the Lender or Reference Bank, as the case may be.
(e)
The Lender's obligations in this Clause 40 (Confidentiality of Funding Rates and Reference Bank Quotations) relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 8.4 (Notification of rates of interest) Provided that the Lender shall not include the details of any individual Reference Bank Quotation as part of any such notification.

40.2	Related obligations
(a)
The Borrower acknowledges that each Funding Rate (and the Lender acknowledges that each Reference Bank Quotation) is or may be price sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Borrower undertakes not to use any Funding Rate and the Lender undertakes not to use any Reference Bank Quotation for any unlawful purpose.

(b)	The Lender and the Borrower agree (to the extent permitted by law and regulation) to inform the Lender or the relevant Reference Bank, as the case may be:
(i)
of the circumstances of any disclosure made pursuant to sub-paragraph (ii) of paragraph (d) of Clause 40.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 40 (Confidentiality of Funding Rates and Reference Bank Quotations).
40.3	No Event of Default
No Event of Default will occur under Clause 24.4 (Other obligations) by reason only of the Borrower's failure to comply with this Clause 40 (Confidentiality of Funding Rates and Reference Bank Quotations).
41	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 10
GOVERNING LAW AND ENFORCEMENT
42	GOVERNING LAW
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
43	ENFORCEMENT
43.1	Jurisdiction
(a)
Unless specifically provided in another Finance Document in relation to that Finance Document, the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with any Finance Document (including a dispute regarding the existence, validity or termination of any Finance Document or any non-contractual obligation arising out of or in connection with any Finance Document) (a "Dispute").

(b)	The Borrower accepts that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly the Borrower will not argue to the contrary.
(c)
This Clause 43.1 (Jurisdiction) is for the benefit of the Lender only. As a result, the Lender shall be not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

43.2	Service of process
(a)	Without prejudice to any other mode of service allowed under any relevant law, the Borrower:
(i)
irrevocably appoints Hill Dickinson Services (London) Limited, of The Broadgate Tower, 20 Primrose Street, London, EC2A 2EW, England as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.
(b)
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Transaction Obligors) must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE PARTIES

PART A

THE BORROWER

Name of Borrower	Place of Incorporation	Registration number (or equivalent, if any)	Address for Communication

Kamsarmax Two Shipping Ltd	Marshall Islands	68235	c/o Eurobulk Ltd. 4 Messogiou & Evropis Street Maroussi Athens 151 24 Greece Fax: Fax: 211 1804097 Email: njp@euroltd.gr sih@eurobulk.gr

PART B

THE ORIGINAL LENDER

Name of Original Lender	Address for Communication

HSCB Bank plc
8 Canada Square
London, E14 5HQ
United Kingdom
Fax no.:+44 (0) 207 991 4619
Attn: Mr Alastair Muir
Email address: alastairmuir@hsbc.com

109-111 Messoghion Avenue
115 26 Athens
Greece
fax:+30 210 429 0506
Email: katerina.eleftheriou@hsbc.com
Attn: Ms Katerina Eleftheriou

SCHEDULE 2

CONDITIONS PRECEDENT

PART A

CONDITIONS PRECEDENT TO INITIAL UTILISATION REQUEST

1	Obligors
1.1	A copy of the constitutional documents of the Borrower and Corporate Guarantor A.
1.2	A copy of a resolution of the board of directors of the Borrower and Corporate Guarantor A:
(a)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;
(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and
(c)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, a Utilisation Request and each Selection Notice) to be signed and/or despatched by it under, or in connection with, the Finance Documents to which it is a party.

1.3	An original of the power of attorney of the Borrower and Corporate Guarantor A authorising a specified person or persons to execute the Finance Documents to which it is a party.
1.4	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above.
1.5
A copy of a resolution signed by Corporate Guarantor A as the holder of the issued shares in the Borrower, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Borrower is a party.

1.6
A certificate of the Borrower and Corporate Guarantor A (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Commitment would not cause any borrowing, guaranteeing or similar limit binding on the Borrower or Corporate Guarantor A to be exceeded.

1.7
A certificate of an authorised signatory of the Borrower and Corporate Guarantor A certifying that each copy document relating to it specified in this Part A of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2	Shipbuilding Contract and other documents
2.1	Copies of the Shipbuilding Contract and of all documents signed or issued by the Borrower or the Builder (or both of them) under or in connection with it.
2.2
Such documentary evidence as the Lender and its legal advisers may require in relation to the due authorisation and execution by the Borrower and the Builder of the Shipbuilding Contract and of all documents to be executed by the Borrower and the Builder.

3	Finance Documents
3.1	A duly executed original of any Finance Document (for the avoidance of doubt, including Corporate Guarantee A) not otherwise referred to in this Schedule 2 (Conditions Precedent).
3.2	A duly executed original of any other document required to be delivered by each Finance Document if not otherwise referred to this Schedule 2 (Conditions Precedent).
4	Security
4.1	A duly executed original of the Account Security in relation to each Account (and of each document to be delivered under it).
5	Legal opinions
5.1	A legal opinion of Watson Farley & Williams, legal advisers to the Lender in England.
5.2	If the Borrower or Corporate Guarantor A is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lender in the relevant jurisdiction.
6	Valuation
6.1
A valuation evidencing the Market Value of the Ship, addressed to the Lender, stated to be for the purposes of this Agreement and dated not earlier than 20 days before the Utilisation Date from an Approved Valuer.

7	Other documents and evidence
7.1	Evidence that any process agent referred to in Clause 43.2 (Service of process), if not the Borrower, has accepted its appointment.
7.2
A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Transaction Document or for the validity and enforceability of any Transaction Document.

7.3	The original of any mandates or other documents required in connection with the opening or operation of the Accounts.
7.4	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the Utilisation Date.
7.5
Such evidence as the Lender may require, prior to the execution of this Agreement, for it to be able to satisfy its "know your customer" (including, without limitation, an ultimate beneficial ownership (UBO) declaration in respect of the Borrower confirming that Corporate Guarantor A is owned and controlled directly or indirectly by members of the Nominated Family as required by this Agreement or any other form of declaration in respect of the share structure of Corporate Guarantor A acceptable to the Lenders) or similar identification procedures in relation to the transactions contemplated in the Finance Documents, including (without limitation) all documents required under any regulation or laws in force in the United Kingdom and the Regulation 281/2009 of the Central Bank of Greece, such documents to be to the absolute satisfaction of the Lender.

7.6	Evidence that the Borrower, Corporate Guarantor A and all corporate shareholders (if any) have issued registered shares.

PART B

CONDITIONS PRECEDENT TO UTILISATION

1	Borrower
A certificate of an authorised signatory of the Borrower certifying that each copy document which it is required to provide under this Part B of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at the Utilisation Date.
2	Ship and other security
2.1
A duly executed original of the Mortgage, the General Assignment and (if applicable) any Charterparty Assignment in respect of the Ship and of each document to be delivered under or pursuant to each of them together with documentary evidence that the Mortgage in respect of the Ship has been duly registered as a valid first priority or (as applicable) first preferred ship mortgage in accordance with the laws of the jurisdiction of its Approved Flag.

2.2
If applicable, a copy of the Qualifying Charter and of all documents signed or issued by the Borrower or the relevant charterer (or either of them) under or in connection with it and such documentary evidence as the Lender and its legal advisers may require in relation to the due authorisation and execution of the Qualifying Charter.

2.3	Evidence that the minimum liquidity set out in Clause 19.22 (Minimum Liquidity) has been credited to the Minimum Liquidity Account.
2.4	Documentary evidence that the Ship:
(a)
has been unconditionally delivered by the Builder to, and accepted by, the Borrower under the Shipbuilding Contract and that the full purchase price payable and all other sums due to the Builder under the Shipbuilding Contract, have been paid to the Builder;

(b)	is definitively and permanently registered in the name of the Borrower under the Approved Flag applicable to the Ship;
(c)	is in the absolute and unencumbered ownership of the Borrower save as contemplated by the Finance Documents;
(d)	maintains the Approved Classification with the Approved Classification Society free of all recommendations and conditions of the Approved Classification Society affecting class; and
(e)	is insured in accordance with the provisions of this Agreement and all requirements in this Agreement in respect of insurances have been complied with.
2.5	Documents establishing that the Ship will, as from the Utilisation Date, be managed commercially and/or technically by its Approved Manager on terms acceptable to the Lender, together with:
(a)	a Manager's Undertaking for the Approved Manager of the Ship; and
(b)	copies of the relevant Approved Manager's Document of Compliance and of the Ship's Safety Management Certificate (together with any other details of the applicable Safety Management

System which the Lender requires) and of any other documents required under the ISM Code and the ISPS Code in relation to the Ship including without limitation an ISSC.
2.6	An opinion from an independent insurance consultant acceptable to the Lender on such matters relating to the Insurances as the Lender may require.
3	Legal opinions
Legal opinions of the legal advisers to the Lender in the jurisdiction of the Approved Flag of the Ship, England and Marshall Islands.
4	Other documents and evidence
4.1	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the Utilisation Date.

PART C

CONDITIONS SUBSEQUENT RELEVANT TO QUALIFIED IPO

1	Obligors
1.1	A copy of the constitutional documents of the Shareholder and the Corporate Guarantor.
1.2	A copy of a resolution of the board of directors of the Shareholder and the Corporate Guarantor:
(a)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;
(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and
(c)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under, or in connection with, the Finance Documents to which it is a party.

1.3	An original of the power of attorney of the Shareholder and the Corporate Guarantor authorising a specified person or persons to execute the Finance Documents to which it is a party.
1.4	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above.
1.5
A certificate of the Corporate Guarantor (signed by a director) confirming that guaranteeing the Commitment would not cause any guaranteeing or similar limit binding on the Corporate Guarantor to be exceeded.

2	Corporate Guarantee B
A duly executed original of the Corporate Guarantee B.
3	Shares Security
A duly executed original of the Shares Security and of each document to be delivered under it.
4	Legal opinions
4.1	A legal opinion of Watson Farley & Williams, legal advisers to the Lender in England.
4.2	If the Shareholder or the Corporate Guarantor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lender in the relevant jurisdiction.
5	Other documents and evidence
5.1	Evidence satisfactory to the Lender that the Qualified IPO (including the Spin-Off) has been completed.

5.2	Evidence satisfactory to the Lender of transfer of ownership of the Borrower from Euroseas to Eurodry.
5.3	Evidence that any process agent referred to in Clause 43.2 (Service of process), if not the Borrower, has accepted its appointment.
5.4
A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Transaction Document or for the validity and enforceability of any Transaction Document.

5.5	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the Utilisation Date.
5.6
Such evidence as the Lender may require, prior to the execution of this Agreement, for it to be able to satisfy its "know your customer" (including, without limitation, an ultimate beneficial ownership (UBO) declaration in respect of the Borrower confirming that the Corporate Guarantor is owned and controlled directly or indirectly by members of the Nominated Family as required by this Agreement or any other form of declaration in respect of the share structure of the Shareholder acceptable to the Lenders) or similar identification procedures in relation to the transactions contemplated in the Finance Documents, including (without limitation) all documents required under any regulation or laws in force in the United Kingdom and the Regulation 281/2009 of the Central Bank of Greece, such documents to be to the absolute satisfaction of the Lender.

5.7	Evidence that the Borrower, the Corporate Guarantor and all corporate shareholders (if any) have issued registered shares.

SCHEDULE 3

REQUESTS

PART A

UTILISATION REQUEST

From:	Kamsarmax Two shipping Ltd
To:	HSBC Bank plc

Dated: [•] April 2018

Dear Sirs
Kamsarmax Two Shipping Ltd — $18,400,000 Facility Agreement dated [•] April 2018 (the "Agreement")
1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2	We wish to borrow the Loan on the following terms:
Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)
Amount:	[•] or, if less, the Available Facility
Interest Period:	[•]
3	[You are authorised and requested to deduct from the Loan prior to funds being remitted the following amounts set out against the following items:
Arrangement Fee
Any accrued Commitment Fee
Net proceeds of Loan                                                                                       ]
4
We confirm that each condition specified in Clause 4.1 (Initial conditions precedent) and Clause 4.2 (Further conditions precedent) of the Agreement is satisfied on the date of this Utilisation Request.

5	The [net] proceeds of the Loan should be credited to [account].

6	This Utilisation Request is irrevocable.

Yours faithfully

[•]
authorized signatory for
Kamsarmax Two Shipping Ltd

PART B

SELECTION NOTICE

From:	Kamsarmax Two Shipping Ltd

To:	HSBC Bank plc
Dated: [•]

Dear Sirs
Kamsarmax Two Shipping Ltd — $18,400,000 Facility Agreement dated [•] April 2018 (the "Agreement")
1	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.
2
We request [that the next Interest Period for the Loan be [•] OR [an Interest Period for a part of the Loan in an amount equal to [•] (which is the amount of the Repayment Instalment next due) ending on [•] (which is the Repayment Date relating to that Repayment Instalment) and that the Interest Period for the remaining part of the Loan shall be [•]).

3	This Selection Notice is irrevocable.

Yours faithfully

[•]
authorized signatory for
Kamsarmax Two Shipping Ltd

SCHEDULE 4

TIMETABLES

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 9.1 (Selection of Interest Periods))	Three Business Days before the intended Utilisation Date (Clause 5.1 (Delivery of a Utilisation Request)) or the expiry of the preceding Interest Period (Clause 9.1 (Selection of Interest Periods))

LIBOR is fixed	Quotation Day as of 11:00 am London time

Reference Bank Rate calculated by reference to available quotations in accordance with Clause 10.2 (Calculation of Reference Bank Rate)	Noon on the Quotation Day

EXECUTION PAGE

BORROWER

SIGNED by duly authorised for and on behalf of KAMSARMAX TWO SHIPPING LTD in the presence of: Witness' signature: Witness' name: Witness' address:	) ) ) ) ) ) ) )

ORIGINAL LENDER

SIGNED by duly authorised for and on behalf of HSBC BANK plc in the presence of: Witness' signature: Witness' name: Witness' address:	) ) ) ) ) ) ) )

REPUBLIC OF THE MARSHALL ISLANDS

MARITIME OFFICE

Piraeus

07-MAY-2018

Received for record at **10** H **01** M **AM** T **E.E.S.T.** TZ

Recorded in BOOK **PM29** **at PAGE** **613**

Name of Vessel: **EKATERINI**

Official Number: **7847**

(Signature)

Dimitra Tzima

(Print Name)

Deputy Commissioner
for the Republic of the Marshall Islands

DEPUTY COMMISSIONER OF MARITIME AFFAIRS OF THE MARSHALL ISLANDS

Rev. 5/26/11 MI-248